As filed with the Securities and Exchange Commission on June 22, 2000
                           Commission File Number 333-92463

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                             Amendment 3 to
                               FORM SB-2
                        REGISTRATION STATEMENT
                     Under The Securities Act of 1933

                          ThermoElastic Technologies, Inc.
                        (formerly LPR Cybertek, Inc.)
     Colorado                                       Applied For
(State or other    (Primary Standard Industrial   (I.R.S. Employer)
jurisdictions       Classification Code Number)  Identification number)
of incorporation
or organization)

                           5466 Canvasback Road
                          Blaine Washington 98230
                          Telephone:  (360) 371-5061
     (Address and telephone number of registrant's principal executive offices and principal place of business.)

                            Julie C. Lalande
                     15451 East Wyoming Drive, Unit D
                           Aurora, CO 80017
        (Name, address and telephone number of agent for service.)

                                with copies to:
                                Jody M. Walker
                                Attorney At Law
                             7841 South Garfield Way
                            Littleton, Colorado 80122

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, check the following box:   |x|

                       CALCULATION OF REGISTRATION FEE
Title of each                        Proposed          Proposed      Amount of
class of             Amount to be    offering         aggregate    registration
securities            registered      price          offering price     fee
Common stock             800,000       $1.50         $1,200,000        $333.60
Common stock(1)        6,756,593       $1.50        $10,134,890      $2,817.50
Common stock(2)          666,400       $2.00         $1,332,800        $370.52
Common stock(3)          666,400       $3.00         $1,999,200        $555.78
                      ----------                     ----------      ---------
                       8,889,393                   $14,666,890      $4,077.40

(1)Represents common stock to be registered on behalf of selling security holders.
(2)Represents common stock underlying the Class A Warrants.
(3)Represents common stock underlying the Class B Warrants

The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment, which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                PRELIMINARY PROSPECTUS DATED JUNE 22, 2000
                        SUBJECT TO COMPLETION

                Up to a maximum of 800,000 common shares
                       at $1.50 per common share

                6,756,593 common shares being registered
                 on behalf of selling security holders

          1,332,800 common shares underlying the Series A and
                B Warrants being registered on behalf of
                       selling security holders

                    ThermoElastic Technologies, Inc.

We shall receive $1,044,423 of the proceeds from the sale of the common shares after paying the selected broker dealer discounts and commissions of $120,000 and before expenses estimated at $35,577.

We are registering the shares for resale and we will pay the $120,000 commission fee only if we engage a broker-dealer.

The series A warrants are exercisable at $2.00 and the series B warrants are exercisable at $3.00.

The information in this prospectus is not complete and we may change
it.   We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

This is our initial public offering, and no public market currently exists for our shares.

The offering terminates on December 31, 2000

Consider carefully the risk factors beginning on page 6 in the prospectus.

Neither the SEC nor state securities commission has approved these certificates or determined that this prospectus is accurate or
complete.   Any representation to the contrary is a criminal offense.

            TABLE OF CONTENTS
PROSPECTUS SUMMARY                                  5
RISK FACTORS                                        6
AVAILABLE INFORMATION                               7
SELLING SECURITY HOLDERS                            7
TERMS OF THE OFFERING                               9
SOURCE AND USE OF PROCEEDS                         10
DILUTION                                           10
OUR COMPANY                                        11
GLOSSARY OF TERMS                                  12
BUSINESS ACTIVITIES                                13
MANAGEMENT'S DISCUSSION AND ANALYSIS
   OF FINANCIAL CONDITION                          18
     Trends and Uncertainties
     Capital and Source of Liquidity
     Results of Operations
MANAGEMENT                                         19
      Officers and Directors
      Remuneration
      Indemnification
CERTAIN TRANSACTIONS                               24
PRINCIPAL SHAREHOLDERS                             25
SHARES ELIGIBLE FOR FUTURE SALE                    26
MARKET FOR REGISTRANT'S COMMON EQUITY              27
DESCRIPTION OF SECURITIES                          28
LEGAL MATTERS                                      29
LEGAL PROCEEDINGS                                  29
EXPERTS                                            29
INTERESTS OF NAMED EXPERTS AND COUNSEL             29
ADDITIONAL INFORMATION                             29

                        PROSPECTUS SUMMARY

The following summary contains basic information about this offering. It likely does not contain all the information that is important to
you.   For a more complete understanding of this offering, we encourage you to read this entire document and the documents we have referred you to.

                           ThermoElastic

 ThermoElastic will market a new moldable acrylic composite used
primarily in the dental industry and allied fields.   ThermoElastic has
entered into an agreement to acquire the licensing rights to exclusively market this acrylic product to all industries worldwide.

                           The Offering

The Offering.                            ThermoElastic is offering
                                         up to 800,000 common
                                         shares at $ 1.50 per
                                         common share.   There is
                                         no minimum investment and
                                         no minimum offering amount

Common shares outstanding
prior to this offering                   17,338,164

Common shares to be outstanding
after offering assuming exercise of
the Series A and B Warrants              19,470,964

Percent of common shares owned by
current shareholders after maximum
offering                                 89.05%

Gross proceeds after maximum offering    $1,200,000

Use of proceeds from sale of
   common shares                         ThermoElastic intends to use
                                         the funds from the sale of its
                                         common shares primarily for
                                         research and development,
                                         professional and consulting
                                         fees, marketing and testing
                                         and working capital

Resales by Selling
Shareholders.                            We are registering common
                                         shares on behalf of selling
                                         security holders. We will not
                                         receive any cash or other
                                         proceeds from the selling
                                         security holders' sale of
                                         their common shares.   We are
                                         not selling any common shares
                                         on behalf of selling security
                                         holders.  We have no control
                                         or affect on these selling
                                         security holders.

Market For the Common Stock
                                        Prior to the date of this
                                        prospectus, we have had no
                                        trading market for our common
                                        stock.   We have applied for
                                        the quotation of our common
                                        stock on the OTC Bulletin
                                        Board.

                                        We cannot offer assurance that
                                        the NASD will quote our common
                                        stock, that an active trading
                                        and/or a liquid market will
                                        develop or, if developed, that
                                        it will be maintained.





Absence of Dividends; Dividend Policy   We do not currently
                                        intend to pay regular cash
                                        dividends on its common stock.
                                        Our board of directors will
                                        review this policy from time to
                                        time in light of,
                                        among other things, our
                                        earnings and financial
                                        position.  We do not anticipate
                                        paying dividends on our common
                                        stock in the foreseeable
                                        future.

Transfer Agent                          Our transfer agent is Atlas
                                        Stock Transfer 5899 S. State
                                        Street, Suite 24 Salt Lake
                                        City, UT 84107

----------------------------------------------------------
                       RISK FACTORS
----------------------------------------------------------

In analyzing this offering, you should read this entire prospectus and carefully consider, among other things, the following risk factors:

1. There could be adverse effects due to the contemporaneous primary offering of 800,000 common shares offering by ThermoElastic and the secondary offering of common shares by Selling Security Holders.

ThermoElastic is not selling any common shares on behalf of selling security holders and has no control or affect on the 1,820,564 common shares of these selling security holders which are not part of any lock-up agreement. Selling security holders will sell their common stock regardless of the outcome of the primary offering by ThermoElastic.

Due to the fact that the secondary offering will be conducted contemporaneously with a primary offering by ThermoElastic, the market price of ThermoElastic's common stock when trading of the common stock begins may be less than the offering price of $1.50 per common share. In the event the average bid price of the stock falls below $1.50 for three consecutive days, the primary offering by ThermoElastic will be
terminated.   ThermoElastic may never complete its offering of 800,000
common shares.

2. If we do not receive additional financing, we may not be able to develop our business and you could lose your entire investment

Even if we sell all of the 800,000 common shares, we may require additional financing for our operations and working capital. We cannot be assured that additional funds will be available from any source. If these funds are not available, we may not be able to develop our business and you may lose your entire investment.

3. Our management has limited experience, may not run the company in a profitable manner and you may lose your entire investment.

Our management has limited experience in the conduct of a public corporation. Compared to other companies, we do not have depth of managerial, administrative and technical personnel. See "Management". We may not run the company in a profitable manner due to this inexperience and you may lose your entire investment.

4. The book value of any common shares purchased in this offering will be decreased by $1.43 or 95.33% immediately after the offering.

This decrease does not include any of the common shares to be issued upon exercise of the series A and B warrants. If we sell only 400,000 common shares, the net tangible book value of the common shares offered in this prospectus will decrease by $1.45 or 96.67%. ThermoElastic may issue additional shares in private business transactions and may pursue a public offering in the future to complete its business plan. Your net tangible book value could further decrease as a result of the issuances.. See "Dilution."

5. If our common stock has no active trading market, you may not be able to sell your common shares at all.

Our common shares do not have an active trading market. We cannot assure you that a trading market will ever develop. If no market develops, you may not be able to sell your common shares at all.

6. We do not have any experience in selling common shares and we may not be able to sell the offering fully or quickly.

Our officers and directors are selling the common shares in this offering. Although we may enter into a placement agency agreement with one or more broker/dealers for the sale of its securities, we cannot be assured that we will be able to obtain any broker/dealer to act in such capacity. Our lack of experience in securities sales may make it difficult for us to sell the offering completely or quickly

-----------------------------------------
          AVAILABLE INFORMATION
-----------------------------------------

ThermoElastic has filed with the Securities and Exchange Commission a registration statement including all amendments and required exhibits under the Act with respect to the securities offered by ThermoElastic. This prospectus does not contain all of the information set forth in the registration statement. Certain parts of the registration statement are omitted pursuant to the rules and regulations of the Commission.

For further information with respect to ThermoElastic and the securities offered by ThermoElastic, shareholders should examine the registration statement. Copies of such materials may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, telephone number 1-800-SEC-0330, at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, New York, New York 10048.

ThermoElastic will voluntarily file periodic reports in the event our obligation to file such reports is suspended under Section 15(d) of the Exchange Act.

ThermoElastic will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the prospectus not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference. Requests for copies of said documents should be directed to Kenneth B. Liebscher at ThermoElastic.

The Commission maintains a Web site -- //www.sec.gov -- that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.


--------------------------------------
        SELLING SECURITY HOLDERS
--------------------------------------

We are not selling any common shares on behalf of selling security holders and have no control or affect on the sale of common shares by these selling security holders which are not part of any lock-up agreement.

The offering by selling security holders will terminate on or before December 31, 2000.

On behalf of the selling security holders, we are registering 6,756,593 common shares currently outstanding and 1,332,800 common shares to be issued upon exercise of the series A and series B warrants. The percentage owned prior to and after the offering reflects all of the then outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the common shares being registered on behalf of the selling security holders and the exercise of all series A and series B warrants.

Name and Amount             Total Number  % Owned     Number of     % Owned
Being Registered               Owned      Prior to   Shares Owned    After
                             Currently    Offering  After Offering  Offering
Rosemarie Berman - 1,644,457  1,653,207     9.54%          8,750        .05%
Sondra Black - 1,624,661      1,629,661     9.40%          5,000        .03%
Vista Group - 300,000           300,000     1.73%              0         0%
Joshua Kerbel - 1,666,911     1,670,411     9.63%          4,000        .02%
Twentieth Century - 400,000     400,000     2.31%              0         0%
Michael Curtis - 550,000        550,000     3.17%              0         0%
                 166,332        166,332(1) 24.96%(2)           0         0%
                 166,332        166,322(3) 24.96%(4)           0         0%
Oliver D. Yue - 136,668         136,668(1) 20.51%(2)           0         0%
              - 136,668         136,668(3) 20.51%(4)           0         0%
Lonnie Bumstead - 26,000         26,000(1)  3.90%(2)           0         0%
                - 26,000         26,000(3)  3.90%(4)           0         0%
Glenn May - 40,000               40,000(1)  6.00%(2)           0         0%
          - 40,000               40,000(3)  6.00%(4)           0         0%
Tim Mullen - 8,000                8,000(1)  1.20%(2)           0         0%
           - 8,000                8,000(3)  1.20%(4)           0         0%
John F. Ennamorato - 52,000      52,000(1)  7.80%(2)           0         0%
                   - 52,000      52,000(3)  7.80%(4)           0         0%
Brian Skipper - 6,000             6,000(1)   .90%(2)           0         0%
              - 6,000             6,000(3)   .90%(4)           0         0%
Bobby Chaudhuri - 150,000       140,000(1) 21.01%(2)           0         0%
                - 150,000       140,000(3) 21.01%(4)           0         0%
Dr. Joseph Butchey - 7,000        7,000(1)  1.05%(2)           0         0%
                   - 7,000        7,000(3)  1.05%(4)           0         0%
Keith Jebodhsingh - 14,000        14,000(1)  2.10%(2)          0         0%
                  - 14,000        14,000(3)  2.10%(4)          0         0%
Michael Lyons- 8,400               8,400(1)  1.26%(2)          0         0%
             - 8,400               8,400(3)  1.26%(4)          0         0%
Terry MacKay - 10,000             10,000(1)  1.50%(2)          0         0%
             - 10,000             10,000(3)  1.50%(4)          0         0%
Enzo Mecozzi - 10,000             10,000(1)  1.50%(2)          0         0%
             - 10,000             10,000(3)  1.50%(4)          0         0%
Warren Milando - 10,000           10,000(1)  1.50%(2)          0         0%
               - 10,000           10,000(3)  1.50%(4)          0         0%
The Postal
   Connection, Inc.- 7,000         7,000(1)  1.05%(2)          0         0%
                   - 7,000         7,000(3)  1.05%(4)          0         0%
Rubin Rapuch - 5,000               5,000(1)   .75%(2)          0         0%
             - 5,000               5,000(3)   .75%(4)          0         0%
Glen Smeltzer - 6,000              6,000(1)   .90%(2)          0         0%
              - 6,000              6,000(3)   .90%(4)          0         0%
Walter Von Schilling &
Edith Von Schilling - 4,000       4,000(1)    .60%(2)          0         0%
                    - 4,000       4,000(3)    .60%(4)          0         0%

(1)Represents common stock underlying the series A warrants
(2)Represents percentage of series A warrants owned
(3)Represents common stock underlying the series B warrants
(4)Represents percentage of series B warrants owned

We are not aware of any current or future plans, proposals, arrangements or understandings by any selling security holders to distribute their registered common shares of ThermoElastic to their respective outstanding shareholders or partners.

We are not aware of any plans, arrangements or understandings by any selling security holders to sell their registered shares of common stock to any particular individual(s) or to use such registered shares to satisfy contractual obligations.

We will receive no portion of the proceeds from the sale of the common shares by the selling shareholder and will bear all of the costs relating to the registration of this offering other than any fees and
expenses of counsel for the selling security holders.   Any
commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the common shares will be paid by the selling security holders.

----------------------------------------------------------
                    TERMS OF THE OFFERING
----------------------------------------------------------

Plan of Distribution. ThermoElastic is offering up to 800,000 common shares purchase price of $1.50 per common share. We are offering the common shares on a "direct participation" basis by our officers and directors) and possibly selected broker-dealers. The officers and directors who shall sell the offering on our behalf are Dennis Epstein, Kenneth B. Liebscher, Fred J. Heaps, Bernard Teitelbaum and Lawrence Pinkney. These individuals will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell ThermoElastic's securities. No sales commission will be paid for common shares sold by ThermoElastic. Selected broker-dealers shall receive a sales commission of up to 10% for any common shares sold by them. ThermoElastic reserves the right to withdraw, cancel or reject an offer
in whole or in part.   The common shares offered hereby will not be
sold to insiders, control persons, or affiliates of our company.

We have made no plans, proposals, arrangements or understandings with any potential sales agent with respect to participating in the
distribution of our securities.   When, in the future, assuming such
participation develops, the registration statement will be amended to identify such persons.

The selling security holders may sell the common shares offered hereby in one or more transactions (which may include "block" transactions in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices
related to such prevailing market prices or at negotiated prices.   The
selling security holders may effect such transactions by selling the Shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchaser(s) of the common shares for whom they may act as agent or to whom they may sell as principals, or both.

The selling security holders and any agents, dealers or underwriters that act in connection with the sale of the common shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the common shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

ThermoElastic is not aware of any current or future plans, proposals, arrangements or understandings by any selling security holders to distribute their registered shares of common stock of ThermoElastic to their respective outstanding shareholders or partners.

ThermoElastic is not aware of any plans, arrangements or understandings by any selling security holders to sell their registered shares of common stock to any particular individual(s) or to use such registered shares to satisfy contractual obligations.

ThermoElastic will receive no portion of the proceeds from the sale of the common shares by the selling shareholder and will pay all of the costs relating to the registration of this offering (other than any
fees and expenses of counsel for the selling security holders).   Any
commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the common shares will be paid by the selling security holders.

Offering Period.   The offering by ThermoElastic and selling security
holders will terminate on December 31, 2000.

Determination of Offering Price.   The offering price and other terms
of the total offering amount needed and the possible dilution to existing and new shareholders.

Subscription Procedure. The full amount of each subscription will be required to be paid with a check payable to ThermoElastic in the amount of the subscription. Purchasers or soliciting broker/dealers should remit payment directly to ThermoElastic before 12:00 noon, on the following business day, together with a list showing the names and addresses of the person subscribing for the offered common shares or copies of subscriber's confirmations.

No Escrow Account.   There is no minimum offering amount and no escrow
account. As a result, we will deposit any and all offering proceeds directly into our operating account.

--------------------------------------------------------------
                 SOURCE AND USE OF PROCEEDS
--------------------------------------------------------------

Assuming successful completion of the offering, we shall receive net proceeds of $1,044,423 after payment of commissions of $120,000 and offering expenses of approximately $35,577. The commission amount would only be payable if a broker-dealer is engaged. If we raise significantly less than the maximum amount, we will be able to pay operational expenses but will have less working capital to expand
operations.    We shall utilize the net proceeds from the sale
of our common shares as described below. The proceeds are to be utilized over a six-month period.

                          Raised                     Raised
                        ----------                ----------
Gross Proceeds           $600,000                 $1,200,000
 less commissions          60,000                    120,000
 offering expenses         35,577                     35,577
                       ----------                ----------
Net Proceeds             $504,423                 $1,044,423

R & D                    $150,000                   $300,000
Professional
(legal,accounting)         50,000                    100,000
Consulting
Agreements                135,000                    270,000
Marketing and
Testing                   100,000                    200,000
Working Capital            69,423                    174,423
                        ---------                  ---------
Net Proceeds used        $504,423                 $1,044,423

In the event that the minimal amount is not received, we will have to scale back operations and may pursue a rights offering.

Any proceeds received from the exercise of the Series A and Series B Warrants shall be utilized for general working capital purposes.

We will not receive any cash proceeds from the sale of common shares by the selling security holders.

------------------------------------------------------
                       DILUTION
------------------------------------------------------

Dilution.  Common shares outstanding will be a total of 18,138,164 and
17,738,164, respectively if $1,200,000 or $600,000 is raised.   This
does not include the assumption of any warrant exercise.   The net
tangible book value as of March 31, 2000 is ($14,222) and the net
tangible book value per share as of March 31, 2000 is 0.00.   The
following table illustrates the per share dilution as of the date of this prospectus, which investors may experience if we reach the various levels listed below.

                                   $1,200,000          $600,000
                                     Raised              Raised
                                  ----------          ----------
Offering price                       $1.50               $1.50
Net tangible book value per
  share before offering                .00                 .00
Increase per share
attributable to investors              .06                 .03
                                    ------              ------
Pro Forma net tangible
book value per common
  share after offering                 .06                 .03
                                     -----               -----
Dilution to investors                 1.44                1.47
Dilution as a percent of
offering price                         96%                 98%

Further Dilution. We may issue additional restricted common shares pursuant to private business transactions. We do not currently have any plans, arrangements or commitments regarding any private business
transactions.   Any sales under Rule 144 after the applicable holding
period may have a depressive effect upon the market price of our common shares and investors in this offering.


-------------------------------------------------------
                        OUR COMPANY
-------------------------------------------------------

L.P.R. Cybertek, Incorporated was incorporated on January 30, 1995 under the laws of the State of Colorado, to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions.

On July 15, 1999, LPR Cybertek entered into an Agreement and Plan of Reorganization with ThermoElastic Technologies, Inc., a Delaware
corporation.   Pursuant to the Agreement and Plan
of Reorganization, ThermoElastic Delaware was merged into LPR Cybertek. Then current shareholders of ThermoElastic Delaware received 138,164 common shares, 666,400 Class A Warrants, 666,400 Class B Warrant and 100,000 options to purchase common shares of LPR Cybertek at $1.00 per common share in return for all of their common shares, warrants and options in ThermoElastic Delaware.

Pursuant to the terms of the merger, we changed our name from LPR
Cybertek to ThermoElastic Technologies, Inc.

Additionally, on July 15, 1999, the shareholders of LPR Cybertek sold 15,766,629 common shares representing 91.67% of the outstanding common shares to ThermoElastic Delaware designees resulting in a change in control in LPR Cybertek.

ThermoElastic's principal offices are located at 5466 Canvasback Road,
Blaine, Washington 98230, telephone number (360) 371-5061.    These
offices consist of 150 square feet on a month to month lease.   The
monthly rental fee is included in management remuneration.

Employees.   We do not currently have any employees.  We have
engaged consultants to assist us in our operations.

On February 2, 1999, ThermoElastic Delaware entered into a contract with Vista Developments Ltd., in which Vista would provide required marketing, promotion and sales services. Brent Banfield is the principal of Vista Developments, Ltd. The contract stipulates such services will cost $150,000 per annum, payable $12,500 per month, plus certain stock options and commissions above stipulated sales levels.

Government Regulations.   At the present time, there are no pervasive
regulations of our business.

Competition.    It is important to note that none of the competing
products in the marketplace today possess the thermoelastic consistency of BITEM. All the competing products are single purpose products and have distinctive drawbacks. Some of the existing products on the market have functions similar to the products made with BITEM, but we are of the opinion that there is no comparison in performance.

1. The Myoloc System: Similar to BITEM blocks, one of the BITEM applications, are made of bent metal wires. These wires act as rigid sublingual stabilizers, which are difficult to place into the neutral zone under the tongue. Myolocs must be removed from the patient's mouth to be adjusted.

2. Myoflex: A single purpose technologies utilizing the sub mandibular undercut to retain a lower denture. Nylon inserts are incorporated into the extended flange and make the extensions movable. This method is complicated and technique sensitive. Impressions have to be very precise in order to assure patient comfort. The patient cannot control tension on the extensions, resulting in possible pain and discomfort.

3. Molloplast-B: A superior soft reline material that will form a silicone cushion under the denture. Such relines are often difficult to bond to acrylic and will eventually harden and can cause odor over time.

4. Flexite M.P.: This material is a poly thermoplastic that can only be injection molded. The metal-free denture designs are somewhat similar to BITEM partials but flexite is not compatible with acrylic and cannot be repaired or bonded to teeth. It is injected under heat but once set it is not thermal adjustable. Eventually the flexite material becomes brittle and often snaps.

5.   Brux-Eze/Impak/Thermoflex: This material is used to construct
sports guards and night guards.   It will soften in warm water, but the
consistency is not controllable and usually remains relatively soft.

-------------------------------------------------------
                  GLOSSARY OF TERMS
-------------------------------------------------------

Cold cure:   a method to process plastic without boiling.   Also known
as "self cure", which is the preferred term.

Incisor pad: a spacer worn between the front teeth to prevent hard contact or grinding.

Injection molded:   industrial process to form plastic objects, using
heat and pressure to fill a mold.

Inter-proximal:  dental term to define the area where two teeth touch.

Liquid monomer:   the liquid used to mix with the powder to create
plastic.

Lingual flange:   inside vertical wall of a lower denture touched by
the tongue.

Malocclusion: a situation where upper and lower teeth do not come together to form a proper bite.

Malpositioning: dental term describing teeth which are not properly lined up to form a nice arch.

Mandibular prosthesis: a lower denture, fitted to the lower jaw bone.

Neutral zone:   the area between he bottom of the tongue and the floor
of the mouth.

Occlude: a verb meaning the way upper and lower teeth relate to each other, when the mouth is closed.

Polymerisation:  chemical term for processing raw acrylic or plastic.

Reline material:   to refit a loose denture, a filler is used on the
inside to compensate for gums that have shrunk in size.

Retromylohyoid fossa:   scientific term of submandibular undercut.

Ridge height:   the amount of gum left on the jaw bone after all teeth
are extracted.

Sublingual stabilizers:   horizontal support ledges attached to the
inside walls of a lower denture, just below the tongue

Submandibular undercut: a hollow area below the crest of the lower jaw bone, in the back of the mouth, towards the throat.

Support prosthesis:   any orthopedic device meant to help support parts
of the body.

Thermoelastic consistency:   degree of softness of the plastic as it is
heated in warm water.

Thermal adjustable: by applying heat, a material softens and can be molded into a different position.

Thermo-adjustable flap: only that part of the device can be adjusted by applying heat.

Vacu-former: a machine that uses heat and a strong vacuum suction to shape thermo-plastic sheets to a mold.

Wing:   as in stabilizer "wing" referred to in definition of sublingual stabilizers.

-------------------------------------------------
                   BUSINESS ACTIVITIES
-------------------------------------------------

Product Introduction

Apple Dental Ventures has developed a "new generation" acrylic. This product is currently being used by dentists, denturists, and dental laboratories in Ontario, Canada, where testing occurred. Currently, in the dental field, "BITEM" is the acronym for Biocompatable Intraoral Thermal Elastic Material and represents the trade name for this acrylic composition.

The Technologies

The uniqueness of BITEM lies in the control of flexibility, memory and rigidity, during and after the processing stage. Based on in-house study, this material allows for the creation of more than 60 new applications in the dental field. The most significant improvements are with fit, tightness, aesthetics and comfort for removable dental appliances.

This special composition once added to a denture softens in warm water and can be adapted to the contours of the patient's gums and/or teeth. The acrylic material requires the temperature of the water to be only between 120 - 155 degrees Fahrenheit or 50 - 63 degrees Celsius. This process can be repeated as many times as necessary to ensure complete fit and comfort. The innovation of these patented technologies lies in the controlling mixture of the two liquid monomers: A- the softener and B-the hardener. The relative proportions of the two monomers determine the range of BITEM's consistencies, from the cushiony soft to the hard acrylic base of commonplace denture material.

After polymerization BITEM remains "thermoelastic"- meaning that the material may be heated in water to soften, in order to be adapted to tissues and teeth as often as necessary to insure the most comfortable fit. It is unique with its dual qualities- the rigidity is controllable during the mixing process and remains "thermo" adjustable everafter.

The quality of BITEM is that it is a consistently controllable thermo elastic acrylic material that can be used to fabricate dental appliances of varying rigidities. This appliance can be softened with hot water or a hot air dryer and fashioned to the contour of the patient's mouth.

The Products

Dental Applications

Due to the newly invented thermo-adjustable parts, this system can be applied in more than a dozen ways using a diverse range of flexibilities and rigidities in critical areas of a denture. The advantage of using this material as a heat sensitive reliner is that it allows denture wearers the luxury of being able to fit and refit their own dentures when there is any discomfort just by softening the liner in warm water.

This material is available in raw material (powder and liquid), "heat-cure". or in "self-cure" packages. It can made available in pre-manufactured sublingual wings containing the thermoelastic material and can be used to stabilize existing lower dentures by installing them under the tongue.

Dental patients will be the primary beneficiaries of BITEM due to the increased comfort afforded by the material. The dentist will also benefit due to the product's ease of use. Most products available in the dental business have a single purpose or are use specific. The dual properties of BITEM, provides the dentist with the following:

A) complete control in the mixing process - allowing an infinite variety of rigidities
B) the ability to create many different critical parts of dental appliances; and
C) to create a dental appliances which are thermo-adjustable for their lifetime.
D) the following are 15 examples of the over 60 dental applications of BITEM.

1.  Post dam for upper dentures
The back part of a denture on the palate is known as the post dam and can be easily adjusted and manipulated using hot water to ensure the appliance's direct contact with the tissue surface.

2.  Lingual flange on lower dentures
If there is little ridge height to support prosthesis, the dentist may expand the prosthesis in the lingual space. The resultant extensions are easily adjusted using hot water and tongue posturing giving the denture increased stability.

3.  Sublingual stabilizer wings
Engagement of undercuts in the retromylohyoid fossa to improve retention of the mandibular prosthesis. The flanges can be displaced after being tempered in hot water and then repositioned intraorally to engage the undercuts.

4.  Clasps on partial dentures
In order to cut down on the amount of metal use in a cast partial denture, and to improve the aesthetics, particularly in the anterior area of the mouth, tooth colored BITEM material can be used in order to make the clasps for those particular areas.

5.  Gasket clasps
These allow for maintenance of the remaining teeth in a partially edentulous mouth. Processing the material into inter-proximal areas will also allow increased retention. By tempering the denture, the denture can be inserted and retained.

6.  Stressbreaker connected to rigid attachment or implants
Instead of complex and expensive precision attachments, conventionally used for this application, a layer of Thermoelastic material is chemically layered into the denture right behind the attachment. This will provide a simple, strong and relentless method of stress breaking on abutment teeth.

7.  Temporo-Mandibular Joint (TMJ) appliances
These appliances, commonly known as "splints" or oral orthopedic appliances are used to correct malocclusion for malpositioning of the lower jaw. Currently made with hard acrylic and metal ball clasps to retain, can now be constructed with a thermo-adjustable flap.

8.  Obturator
These appliances are made to correct parts of oral cavity, caused by birth defects or accidents. Often they are difficult to insert; however with the availability of producing certain parts of these appliances with BITEM, the placement in the mouth could mean the start of a whole new technologies.

9.  Thermo relines
Relining prosthesis with a softened version of BITEM will allow the prosthesis to sit comfortably and allow the patient to modify the prosthesis on a daily basis. Before insertion of the prosthesis in the morning, the prosthesis is tempered in water, the patient then seats the prosthesis and occludes heavily. The inner surface of the prosthesis will then mold to the tissues and create a newly adapted surface.

10.  Preformed sheets of vacuum forming
Existing technologies provides different sheets for forming trays over dental models. With BITEM SHEETS, parts of appliances can be formed and will be able to be used for many novel ideas.

11.  Pre-made forms for temporary crowns
These crowns would be made of tooth-colored BITEM material and can be used by dentists as temporary crowns, while the laboratory is preparing the permanent crowns.

12.  Supplemental prosthetic devices for specialized use
Sometimes it is necessary to construct a prosthetic appliance for a specialized use. For example, denture wearing wind instrument players need a specialized appliance to allow them to play their instrument.
By utilizing BITEM on these devices, we can accomplish a superior fit over the conventional hard acrylic devices, providing greater comfort and benefit to the musician. This is only a single example where BITEM can be used in place of conventional acrylic material in specialized conditions.

13.  Orthodontic appliance
Spring retainers, one of the most frequently used Ortho appliances, can be outfitted with BITEM incisor pads. The ability of the thermoelastic material to replace clasps, wires and springs would make it extremely useful.

14.  Night guards/Athletic guards
These guards can be produced either with the Vacu-former (plus cold cure thermoelastic in the case of night guards) or waxed and baked liked the other applications.

15.  Cosmetic adjustments
One example of cosmetic adjustments would be when the gum in the anterior area has shrunk severely; the only cosmetic solution is to fabricate a piece of rigid acrylic to fill the gap. This now can be done using a BITEM adapted substitute resulting in more comfort for the patient.

We are currently seeking uses for these technologies inside and outside of the dental world. We are currently pursuing the following opportunities:

1.  Orthotics
Orthotics are shoe inserts. They are intended to adjust an abnormal or regular gait. They help make standing, walking and running more comfortable by altering the angle at which the foot strikes the ground. The goal of orthotics is to improve foot function and minimize stresses that can cause foot pain and deformity. There are two forms of orthotics.

Rigid Orthotics: they are designed to control foot function and are made of a stiff material such as plastic. Rigid orthotics are fabricated from as mold of an individual's foot and normally extends along the sole of the heel to the ball or toes of the foot. These orthotics are designed to control motion at the sub-talar joint. Rigid orthotics have a long life span and do not change shape. If the patient requires a change for whatever reason, entirely new orthotics must be fabricated and it is not uncommon for a new pair of orthotics to cost a patient upwards of five hundred dollars ($500).

The thermoelastic qualities of BITEM allow doctors to adjust the patients existing orthotics to match the changing needs of the patient and to reduce the need for costly fabrication of a new pair of orthotics.

Soft Orthotics: They are designed to absorb shock and aid in increasing foot comfort. They are constructed of compressible material and molded to a plaster impression of the foot. Many geriatric patients help ease the pain associated with arthritis and diabetic foot ulcers by the use of soft orthotics.

Incorporating BITEM into the fabrication of soft orthotics reduces the need to replace the orthotics to accommodate changes in weight bearing patterns that often occur as a result of foot pain. With Bitem, the orthotics can be, placed in hot water, remolded to the desired shape and left to cool. The orthotics can be remolded as many times as are needed to accommodate the changes that are occurring in the patient's feet.

2.  Splints

The thermoelastic qualities of BITEM are particularly suitable for the fabrication of low-cost splints. They are often used in the management and prevention of soft tissue contractures, which often follow joint immobilization, neurological insult and other joint and soft tissue problems. The application of a low-level tissue stress for prolonged periods of time is often the therapist's treatment of choice for such conditions.

A contracture is a normal response to muscle spasticity or joint immobilization that prevents the movements of the affected joint through its range of motion. The loss of mobility in the soft tissue is caused by a remodeling of the tissues in the joint-tendon-muscle unit in response to joint immobilization. Eventually, the soft tissue becomes stiff, thickened, and immobile, rendering the affective joint useless. Management of soft tissue contracture relies on eliciting a plastic response from the affected tissues. By eliciting a plastic response from the soft tissue, a permanent elongating of the affected tissue may be achieved. The plastic response can be elicited by applying a progressive long-term, low intensity stretch to the affected tissue. The most common way of doing this is with a dynamic splint.

Taking advantage of BITEM's thermoelastic properties, contracture management splints can be fabricated. Splints made from BITEM can be constantly adjusted to progressively increase the amount of tension applied to soft tissue surrounding a joint. The adjustment process only requires that the splint be heated in hot water, then bent to the desired angle and left to cool before the patient puts the splint back on the body.

3.  Medical Prostheses

The fabrication of prosthetic and orthopedic devices from BITEM adds a new dimension to the practice of prosthetics and orthotics. By taking advantage of the thermoelastic and consistency control capabilities of BITEM, custom-made prosthetic devices can be made, that are both economical and versatile. Prosthetic devices can be mass-produced to standard sizes and yet customized for each individual user by molding the prosthetic in hot water. The material will help increase the lifespan of products and reduce costs at the same time.

4.  Braces

Prosthetics and Orthopedic braces and artificial limbs are a billion dollar a year industry in the United States. There are approximately
2.5 million amputees in the U.S. and is estimated that this number grows by 125,000 annually. Approximately 54% of all amputations are below the knee, 37% are above the knee and 7% are amputations of the arm. The demands for orthotics and prosthetics are expected to grow over the next twenty years, according to the National Commission on Orthotic and Prosthetic Education. There will be a 25% percent increase in the number of people with paralysis, deformity o orthopedic impairments in that time. Over the same period, the number of people expected to require prosthesis will increase by 47% and the number of people using orthopedic braces is expected t increase by 3 1 %.

The market demands for orthotics and prosthetics is projected to grow so fast, that even with a 20% increase in the number of certified Orthotists and Prosthetists, only 65% of the population needs will be met. (See: issues affecting the future demand for orthotists and prosthetists: National Commission of Orthotic and Prosthetic Education,
1996).

According to the Orthotists and Prosthetists National Office, studies show that for every dollar spent on rehabilitation, including orthotic and prosthetic care, more than eleven dollars is saved in long-term health care.

5.  Custom Furniture

The BITEM technologies is now being used in the architectural process to customize a new artistically designed line of contemporary furniture.

6.  Specialized Glasses

With BITEM, the Optical industry is able to customize the nose and ear parts of the frames of all their clients. It would also be easy for the patients to adjust their own frames from time to time as needed. Many other uses in the industry would become available as the product was used, especially in the area of disabilities and malformed structures.

7.  Hearing Aids

Audiologists are always looking for new technologies and materials to improve upon the fit and service of the hearing aids for their patients. Each ear differs and depending upon the type of hearing aid used would determine how the patient could utilize BITEM. We intend to explore this area with both doctors and technicians who make the appliances and fit them.

8.  Aids to daily living

Rehabilitation centers, physical and occupational therapists work with many people who, because of accident, injury or disease have problems with items standard in every household. With BITEM, we are able to design special equipment to accommodate these special needs. Most of these designs and manufacturing will be left to the specialists in the field by entering into licensing agreements for BITEM's use. Many situations can be easily remedied by the use of this new material.

9.  Sports Equipment

In all sports, there is a need to customize the equipment used in that sport and to fit each participant's particular requirements. Racquet sports, such as tennis, squash or racquetball could benefit from custom grips or handles made from BITEM. This could also apply to ski boots, running shoes, poles etc., all to assist or improve the efficiency and performance for the athletes whom participate within a given sport.

10.  Customized Instrumentation

Any or trade that requires or uses specialized tools could be a candidate for this a new material. There is a large market in many fields, where this type of customization and adjustability would be desired.

In most areas outside of Dentistry, we intend to license the technologies to various industries that specialize in the above area and allow them to open up the various market places.

Currently in the dental field there are a total of ten products offered. Dental companies such as Ash Temple, Central Dental, and Unident are merchandising these products to the dental professions. As the demand grows, new uses will be found for the thermoelastic properties of BITEM.

To date, we have pursued the following uses
   -   relining of dentures
   -   clasping in partial dentures for esthetics
   -   temporomandibular joint appliances
   -   repairs of both full and partial appliances
   -   flanges for lower dentures in the undercut areas

We do not intend to pursue additional uses in the near future.   We
have made limited sales to date, through Ash Temple, Central Dental,
Zahn Dental(Canada) and Dentist.      We will be selling packaged kits
which include raw products with instructions of how to mix the
products.   We will obtain our raw materials from Esschein, Inc. of
Linwood, Pennsylvania.   We will be distributing the products world-
wide through Zahn Dental Company, Inc.

PATENTS AND LICENSING RIGHTS

BITEM is protected by US Patent #5,431,563, Canadian Patent #2,111,789 and European Patent #0605912. The United States Divisional Patent for the BITEM technologies, allowed since February 1996 has been issued. This second patent covers a thermoelastic composite material formed using the BITEM technologies and expands the use of the product into all possible fields.


Licensing Agreement with Apple Dental Ventures.

ThermoElastic has entered into an exclusive agreement with Apple Dental Ventures to acquire the rights and related privileges to manufacture, market, distribute and sell by retail, wholesale or any other method, the "BITEM" products. These products are protected by U.S., Canadian and European patents, and all divisional patents for non-dental applications, along with improvements, variations and changes to these patents for the entire world for a term which is the longer of 25 years or the life of the patents or any extension or amendments of the patents.

For granting this exclusive license, the licensor will receive, the following:

(a)   A royalty calculated as follows:
   (i)   5% of the first $25,000,000 in gross annual income, and
   (ii)  3.5% of the next $25,000,000 in gross annual income, and
   (iii) 2.5% of gross annual income exceeding $50,000,000.

(b) A consulting agreement for a 3-year term, a maximum of Canadian $60,000 (US $40,469 as of July 15, 1999) per year for further research and development of new products, marketing and training. This agreement shall be renewable on mutual consent for two successive periods of two years.

(c) The right to purchase 100,000 common shares, par value of $.0001 per share, at $.20 per share, or $20,000. This right had been exercised as of the date of these financial statements.

(d) A two-year option to purchase 100,000 common shares at $1.00 per share.

The license agreement has been capitalized at a cost of $250,000. Payments for the license agreement are $50,000 at the time of initial funding, $20,000 in common stock, three payments of $35,000 every 2 months, and $75,000 at the end of one year. At July 15, 1999, $110,000 remained in product rights payable.


MARKETING

The goal of ThermoElastic is to market products throughout specified geographical locations in the dental field. Licensing agreements will be entered into with qualified companies and individuals to fulfill the dynamic potential of this material and to expand its use into other diverse areas and products.


----------------------------------------------------------------
         MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS
----------------------------------------------------------------

As shown in the accompanying financial statements, the Company incurred net losses of $584,642 since inception. The Company's current losses exceed its current liabilities by $301,745, and the Company is experiencing liquidity problems. These factors create substantial doubt about the Company's ability to continue as a going concern. The Company intends to generate cash flows from operations and from proceeds on the exercise of warrants. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Trends and Uncertainties.    Demand for ThermoElastic's services will be
dependent on, among other things, general economic conditions which are cyclical in nature. Inasmuch as a major portion of ThermoElastic's activities is the sales and marketing of dental application products, ThermoElastic's business operations may be adversely affected by ThermoElastic's competitors and prolonged recessionary periods.

Capital and Source of Liquidity.   For the six months ended March 31,
2000, ThermoElastic did not pursue any investing activities.

For the six months ended March 31, 1999, ThermoElastic had an increase in deposits of $5,000 resulting in net cash used for investing activities of $5,000.

For the six months ended March 31, 2000, ThermoElastic pursued no financing activities.

For the six months ended March 31, 1999, ThermoElastic received
$201,815 from the sale of common stock resulting in net cash provided by financing activities of $201,815.

ThermoElastic currently has no material commitments for capital expenditures. For the period from inception (January 21, 1999) to September 30, 1999, ThermoElastic Delaware (prior to the merger) purchased product rights for $230,000, issued common shares valued at $20,000. For that same period,

ThermoElastic Delaware purchased equipment for $3,445. As a result, ThermoElastic Delaware had net cash used in investing activities of $233,445 for the period from inception to September 30, 1999.

For the period from inception to September 30, 1999, ThermoElastic Delaware received $700,915 from the issuance of common stock in an offering pursuant to Rule 504 and advanced $149,836 to LPR Cybertek evidenced by a promissory note. As a result, ThermoElastic Delaware had net cash provided by financing activities of $551,079 for the
period from inception to September 30, 1999.   We expect that the net
proceeds from our recent offering and the cash flow from future operations, if any, will be sufficient to allow us to meet the expected growth in demand for our products and services. Additionally, we expect to use any proceeds received from the exercise of the Series A and B Warrants to expand operations. However, we cannot be assured that the warrants will be exercised or that our sales will meet our growth expectations. Should either of these fail to occur, we may elect to

   -    reduce the planned expansion of operations or
   - pursue other financing alternatives such as a rights offering, warrant exercise or borrowings.

Our planned growth and profitability could be delayed or diminished if the two options listed above are not implemented.

Over the next two years, our liquidity is dependent on increased revenues from operations, additional infusions of capital and debt financing. We believes that additional capital and debt financing in the next six months will allow us to commence its marketing and sales efforts and thereafter result in revenue and greater liquidity in the long term. However, we cannot be assured that we will be able to obtain additional equity or debt financing in the future, if at all.

Plan of Operation.   ThermoElastic, over the next twelve months
intends to market and distribute dental applications world wide through Zahn Dental Company, Inc. and to utilize the World Wide Web in the information dissemination and marketing of its products.

ThermoElastic shall conduct of product research and development as
funds allow.   Management possesses the experience to expand marketing
and distribution of its products.   No significant equipment purchases
are planned over the next twelve months.

ThermoElastic shall seek to maintain low operating expenses while commencing operations and increasing operating revenues. We are focusing on maintaining a low cost administrative approach.

However, increased marketing expenses will probably occur in future periods as we attempt to further increase our marketing and sales efforts.

Recent Accounting Pronouncements - During 1998, the FASB issued statement of Financial Accounting Standards No. 131 (SFAS No. 131), "Disclosure About Segments of an Enterprise and Related Information" which changes the way public companies report information about segments. SFAS No. 131 establishes standards for the way public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. We do not have any disclosure requirements under this standard.

Concentration of Credit Risk - ThermoElastic's financial instruments that are exposed to concentrations of credit risk consist of cash, which includes checking accounts placed with federally insured financial institutions. Such accounts may at times exceed federally insured limits. We have not experienced any losses on such accounts.


---------------------------------------------------------
                    MANAGEMENT
---------------------------------------------------------

Officers and Directors. Pursuant to our articles of incorporation, each director shall serve until the annual meeting of the stockholders, or until his successor is elected and qualified. ThermoElastic's basic philosophy requires the inclusion of directors who will be representative of management, employees and the minority shareholders of ThermoElastic. Directors may only be removed for "cause". The term of office of each officer of ThermoElastic is at the pleasure of ThermoElastic's board.

The principal executive officers and directors of ThermoElastic are as follows:

Name                            Position
Dennis Epstein, age 64        Chairman of the Board
Kenneth B. Liebscher, age 56    President,Director
Fred J. Heaps, age 60         Chief Executive Officer, Director
Bernard Teitelbaum, age 49     Vice President of Sales and
                                Marketing, Secretary
Daniel Wiseman, age 32         Chief Financial Officers and Treasurer
Dr. Lorne Berman, age 37       Director
Dr. Stephen Rivers, age 50     Director
Dr. Ila Berman, age 38         Director
Dr. Gregory K. Slater, age 42  Director
Dr. Izchak Barzilay, age 39    Director
Bonnie D. Walton, age 45       Director

All of the above officers and directors, except for Daniel Wiseman began their terms on July 30, 1999 subsequent to the merger with ThermoElastic Technologies, Inc., a Delaware corporation.

Resumes:

Dennis Epstein CA, CMC, CBV, Chairman of the Board.   Mr. Epstein is a
co-founder of ThermoElastic Delaware and has been a partner with
Horwath Orenstein from 1966 to the present.   Mr. Epstein was the
managing partner of Horwath Orenstein from 1983 to 1992.   Horwath
Orenstein is a Toronto based Chartered Accounting firm and member of Horwath International.

He is a member of the Institute of Chartered Accountants of Ontario, Canadian Association of Management Consultants of Ontario, and the
Canadian Institute of Chartered Business Valuators.   He has
successfully completed the Canadian Security Course, is a member of such associations as the Canadian Franchise Association, the
Canadian Venture Capital Association.   His practice includes public
financing of early stage technology opportunities, debt equity financing proposals, acquisitions and mergers, real estate syndications, transportation technologies, franchising and assisting
entrepreneurs to manage growth for profit.   Mr. Epstein has written a
book, "Growth Hormones in the Technology Sector."

Daniel Wiseman, Chief Financial Officer and Treasurer.   From 1993 to
1995, Mr. Wiseman worked as a staff accountant at Arthur Andersen & Co LLP, Where he specialized in family wealth and tax planning. From 1996 to June 1997 he was appointed as Chief Financial Officer for Le Print
Express International Inc.   In mid 1997, Mr. Wiseman founded and is
currently President & CEO of Harvard Investment Group Ltd. Is registered as a Limited Market Dealer with the Ontario Securities Commission. In March 1998, Mr. Wiseman was a Founder and Director of Harvard Capital Corp (ASE, HOO), an Alberta Junior Capital Pool Company. He is currently the Vice President of Corporate Development of Network Corp. (CDNX, NWK), formerly Harvard Capital Corp. Mr. Wiseman received his B.Sc. Degree in 1989 (in Psychology) from York University, his Hon. B. Comm. Degree in 1991 (in Finance and Marketing) from University of Windsor Ontario, and his Chartered Accountancy designation in 1995.

Dr. Lorne Berman, Director.   Mr. Berman has been in private practice
as an optometrist in Toronto from 1985 until the present.   From 1998
to 1999, he was a lecturer for the Canadian College of naturopathic
Medicine.   From 1986 to 1987, Dr. Berman was a Clinical Supervisor,
University of Waterloo, School of Optometry. Dr. Berman is a member of the Canadian Association of Optometrists, the Ontario Association of

Optometrists, Glaucoma Research Society and an Affiliate Doctor with
TLC, the Laser Center.   Dr. Berman graduated from the University of
Waterloo School of Optometry in 1985.

Dr. Stephen Rivers, Director.   Dr. Rivers received his Honors BA in
Psychology at Carleton University in 1971.   He graduated from McMaster
University with an MA in Psychology in 1973.   Dr. Rivers obtained his
Ph.D. in Psychology from Carleton University in 1979.   He was under
contract with the Canadian Federal Government in 1979.   From 1995 to
present, Dr. Rivers has been a Coordinator in the Adolescents Substance
Abuse Program at the Hospital for Sick Children in Toronto.   Dr.
Rivers is employed as a staff psychologist.   He also carries on a
part-time private practice in a medical clinic as a psychologist
treating both adults and children.   His expertise falls into the areas
of parenting and child management, marital relationships, relationship issues, drug/alcohol abuses, work dissatisfaction, depression and
stress management.   From 1992 to 1995, Dr. Rivers worked at the
Thistletown Regional Center for Children and Adolescents as a staff psychologist for the Peel Children's Center in Mississauga, Ontario. From 1988 until 1989, he did his externship in family therapy at Thistletown/Peel Children's Center.

From 1981 to 1987, Dr. Rivers was employed by the Ottawa Board of
Education as a staff psychologist on a full-time basis.   From 1980 to
1981, Dr. Rivers was under contract with the Children's Aid Society of the County of Lamark, working with adolescents and counseling adults, performing psychometric and emotional assessments of infants and young
children.   Dr. Rivers is registered with The College of Psychologist
of Ontario.   He is affiliated with the following organizations;
Canadian Psychology Association, American Psychology Association and
The Ontario Psychological Association.   Dr. Rivers has published
extensively and has many conference presentations to his credit.

Dr. Ila Berman, Director.   Dr. Berman graduated from the School of
Architecture, Carleton University in Ottawa, Canada with a Bachelor of
Architectural Degree with High Distinction in 1983.   She studied
abroad at the Techinion Institute of Technology, Haifa, Israel for one
semester from 1983 to 1984.   Dr. Berman worked as an architect in Tel
Aviv, Israel in 1984.   She returned to Toronto and worked for Norr
Partnership Limited, Architects and Engineers, in the position of
Project Design Architect.   Dr. Berman was responsible for the
principal research program and development of design pertaining to Norr Care, a division of Norr, established to respond to social needs, by providing architectural alternatives to traditional institutions related to the community, social services, housing and health care.

From 1986-1989 she designed Covenant House, Street Youth Hostel Crisis
Care Center in Toronto.   From 1986-1989 Dr. Berman designed Woodroffe
Center in Ottawa, the Cape Breton Regional Hospital in Cape Breton, Nova Scotia, the St. Thomas-Elgin Rehabilitation Unit in St. Thomas and
the Freeport Hospital Chronic Care Facility in Kitchener, Ontario.   In
1991, Dr. Berman graduated with a masters of Design Studies in
Architecture from Harvard University Graduate School of Design.   In
1993, Dr. Berman received her Doctorate in Design in Architecture from
Harvard University Graduate School of Design.   From 1994-1997,Dr.
Berman was an assistant professor of Architecture at Lulane University, New Orleans, Louisiana. From 1997 to 1999, Dr. Berman held the position of Assistant Professor to the Illinois Institute of Technology College of Architecture.

During the time at Harvard University, Dr. Berman has received numerous
awards, fellowships and scholarships.   When Dr. Berman graduated from
Carleton University in 1983, she received the lieutenant Governor of Ontario's Metal for Design and Architecture. Dr. Berman is not only a scholar and a teacher, but she is also a recognized artists and has had a number of one artist shows and group exhibitions.

Dr. Gregory K. Slater, Director. Dr. Slater received his Doctor of Dental Surgery Degree from the University of Toronto in 1982, and is
licensed by the Royal College of Dental Surgeons.   Dr. Slater is a
member of the Toronto Academy of Cosmetic Dentistry, the Ontario Dental Association, the Toronto Dental Seminars and the American Academy of Cosmetic Dentistry. Recently, Dr. Slater successfully completed the State University of New York at Buffalo's Postgraduate Program in
Esthetic Dentistry.   Although Dr. Slater is proficient in all areas of
dental treatment his special interest in cosmetic dentistry to enhance smiles and esthetic dentistry to restore teeth back their natural function and beauty. Since 1986, Dr. Slater has carried on a private practice in downtown Toronto.

Bonnie D. Walton, Director.   Ms. Walton, 45, is presently the Managing
Director of Walton Interiors, specializing in commercial and residential interiors and construction. She has completed her studies at Sheridan College in Ontario and at Christies Education in London, England. In the past Bonnie has been extensively involved in the management, sale, developing and redeveloping of commercial real estate. Bonnie has also had extensive business management experience having provided management services on a contract basis to the legal
profession.   Over the past five years, Ms. Walton has worked as an
independant consultant in interior design.

Fred J. Heaps, Chief Executive Officer.   From 1991 to 1998, Mr. Heaps,
60, was Managing Director and Partner of ITIS, Inc., an information and database provider to the North American Travel industry, located in Concord, Ontario. In 1990 Mr. Heaps was President and CEO of Armada Equipment Co. From 1964 to 1989 he was with DENTSPLY INTERNATIONAL INC., where his positions included Sales Representative, Division Manager for North East United States and Canada, Vice President and CEO of DENTSPLY CANADA LTD., President of Amalgamated Dental Company, President of Ash USA, President of Medical and Industrial Equipment, President of National Refining Co. and President of Canadian Dental Supply Company.

Mr. Heaps has 30 years of multinational corporate management experience in North America and Europe at all levels of product development, financing and marketing, with recent in depth involvement in Canadian information services and database environments, procedures and development processes. Mr. Heaps graduated from the University of British Columbia with a business major. He attended York University and added business and financial postgraduate courses. He also attended University of Chicago taking additional marketing courses.

Kenneth B. Liebscher, President, Director. Mr. Liebscher, 56, is an international businessman with 28 years of executive management experience. He was 22 years with the world's largest dental products manufacturer, DENTSPLY INTERNATIONAL INC. He held several positions culminating as the Manager of their West Coast division, headquartered in San Francisco, CA. Mr. Liebscher was recruited by a major European based competitor, IVOCLAR LIECHTENSTEIN, to lead their entry into the North American market and within two years became Executive Vice President of Sales and Marketing and helped expand this company 's sales to 300 million dollars U.S. before retiring.

Since 1992, Mr. Liebscher has been a director of E.T.C., a publicly traded company and became President of it's wholly owned subsidiary, The Electric Car Company. In 1994 he led a team that developed the Ml-6 prototype electric car from the ground up. Mr. Liebscher serves on the board of directors of several public companies listed on the Vancouver and U.S. Stock Exchanges. Mr. Liebscher is graduate of St. George's School, Vancouver B.C. and also attended the University of British Columbia.

Bernard Teitelbaum, Vice President Sales and Marketing. For the last five years, Mr. Teitelbaum has been an independent sales and marketing consultant in the dental industry as well as Executive Director of the
Dental Industry Association of Canada for the past two years.   From
1990 until 1994, Mr. Teitelbaum, 49, was with DENTSPLY CANADA LTD. as Director of Sales and Marketing. He was fully responsible for sales and marketing for both business units i.e. the dental laboratory and dental equipment divisions. He launched the Trublend SLM, the largest single tooth company, launched in the Corporation's history with 100% dealer network penetration.

From 1986 until 1992, Mr. Teitelbaum continued with Dentsply as Sales Manager of the Laboratory Products Business Unit. He successfully launched, in the European market, a tooth line called Biodent into a 50 % dealer distribution network and also captured 33 % of the market share in Europe with pre-mixed opaquing porcelain called Biopaque.
From 1981 until 1986, he was Treasurer and Controller of DENTSPLY CANADA LTD. and was an Officer and Director of DENTSPLY CANADA LTD. Operating Divisions. He was directly responsible for the full financial reporting, planning, data processing and asset management for all Canadian businesses of DENTSPLY INTERNATIONAL INC. From 1977 until 1981, Mr. Teitelbaum was with DENCO, A DIVISION OF MCGAW SUPPLY LTD. as Assistant Controller.

Mr. Teitelbaum graduated from University of Toronto in 1971 with a Bachelor of Commerce degree. He took additional courses at Osgoode Hall Law school in the L.L.B. program, Sir Wilfred Laurier University in export management, University of Toronto in strategic planning, intermediate accounting & auditing. He also took courses at Xerox York, Pennsylvania in professional selling skills and has attended many one and two day special interest courses in sales and marketing management.

Dr. Izchak Barzilay, Director.   Dr. Barzilay, 42, graduated from the
University of Toronto with a Bachelor of Science Degree in 1979. He obtained s DDS from the Faculty of Dentistry, University of Toronto in 1983. He then put in a one-year Faculty Internship Program with the Department of Oral Medicine and Pathology at the University of Toronto,
Faculty of Dentistry.   Dr. Barzilay, at the Eastman Dental Center,
University of Rochester, obtained his Specialty Certificate in Prosthodontics in 1986. He continued on in the Department of Dental Research, University of Rochester and obtained his Masters Degree in 1991.

Dr. Barzilay has been in private practice in Toronto as a Prosthodontist since 1987. He is an Associate in Dentistry, Department of Prosthodontics, Faculty of Dentistry, University of Toronto. Dr. Barzilay is on staff at the Toronto Hospital and is Head of the Division of Prosthodontics, Mount Sinai Hospital. He is also on the Editorial Board of Dental Implant Perspectives. Dr. Barzilay's professional experience, includes the following: Faculty Internship at the University of Toronto, Clinical Instructor in Oral Diagnosis and Emergency Departments, Resident Dentist, University of Toronto Mobile Dental Clinic for the Disabled Resident and Department of Dentistry, Moose Factory General Hospital. Izchak was in private practice in General Dentistry in 1984. Between 1985 and 1986 he attended at the Genesee Hospital, Prosthodontics. Between 1986 and 1987 he was at Strong Memorial Hospital in Prosthodontics, attending. He was Assistant Professor, Department of Prosthodontics, Eastman Dental Center, Rochester, NY, and a Member - Executive of the Ontario Study Club for Osseointegration between the years of 1991 and 1993.

In 1991, he was President of the Ontario study Club for Osseointegration. Research activities are many and varied in the area of Cured, Composite Resins, Titanium Implants, Light-cured Composite Resins, Bonding Composite Resins, Evaluation of Porcelain Repair Materials and from 1996, Clinical Evaluation of BITEM, our Intraoral Thermo Elastic Material. Dr. Barzilay is a member of Alpha Omega Dental Fraternity, The Canadian Dental Association, the American College of Prosthodontist, American Association for Dental Research, Ontario Study Club for Osseointegration, American Association of Dental Research Implantology Group, Canadian Academy of Restorative Dentistry & Prosthodontics, the Academy of Prosthodontics -Fellow, Academy of Dentistry International Fellow and in many more.

Dr. Barzilay has received many honors and awards, and has lectured and published extensively. Dr. Barzilay has done our main clinical study of the BITEM product and he has become our Foremost Authority in this particular Product.

Remuneration:   To date, none of the officers have received any
compensation due to the our financial condition.   In the future, we
will compensate the officers with common shares in lieu of cash
payment.   The amount of common shares has yet to be determined.

Board of Directors Compensation. Members of the board of directors will receive a yet to be determined per meeting if these directors are not separately compensated by ThermoElastic and will be required to attend a minimum of four meetings per fiscal year. All expenses for meeting attendance or out of pocket expenses connected directly with their board representation will be reimbursed by ThermoElastic.

Director liability insurance may be provided to all members of the board of directors. ThermoElastic has not yet obtained such insurance and does not have any specifics for available cost and coverage. ThermoElastic does not have a specific time frame to obtain the
insurance.   No differentiation is made in the compensation of "outside directors" and those officers of ThermoElastic serving in that capacity.

Conflicts of Interest Policy. ThermoElastic has adopted a policy that any transactions with directors, officers or entities of which they are also officers or directors or in which they have a financial interest, will only be on terms consistent with industry standards and approved by a majority of the disinterested directors of ThermoElastic's board of directors.

The bylaws of ThermoElastic provide that no such transactions by ThermoElastic shall be either void or voidable solely because of such relationship or interest of directors or officers or solely because such directors are present at the meeting of the board of directors of ThermoElastic or a committee thereof which approves such transactions, or solely because their votes are counted for such purpose if:

- the fact of such common directorship or financial interest is disclosed or known by the board of directors or committee and noted in the minutes, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote for that purpose without counting the vote or votes of these interested directors; or

- the fact of the common directorship or financial interest is disclosed to or known by the shareholders entitled to vote and they approve or ratify the contract or transaction in good faith by a majority vote or written consent of shareholders holding a majority of the common shares entitled to vote (the votes of the common or interested directors or officers shall be counted in any such vote of shareholders), or

- the contract or transaction is fair and reasonable to ThermoElastic at the time it is authorized or approved.
In addition, interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors of ThermoElastic or a committee thereof which approves such transactions.


------------------------------------------------------
                    CERTAIN TRANSACTIONS
------------------------------------------------------

On February 8, 1999, ThermoElastic Delaware entered into a five-year contract with Gritell International Limited, in which Gritell would provide certain management, business and financial advice and expertise. Howard E. Kerbel is the principal of Gritell. As amended April 1, 1999, Gritell will receive $6,000 per month for its services until further notice plus certain expenses. The original compensation terms outlined in the contract were $13,334 per month during the first year, $20,000 per the month during the second and third years, and $33,334 per month during the fourth and fifth years. Gritell has reserved the right to demand payment of any unpaid accrued balances.

On February 22, 1999, ThermoElastic Delaware entered into a five-year contract with Trilock Financial Corporation, in which Trilock would provide certain management, business and financial advice and
expertise.  Grace Maitland-Carter is the principal of Trilock.   As
amended April 1, 1999, Trilock will receive $3,000 per month plus certain other expenses for its services until further notice. The original compensation terms outlined in the contract were $6,666 per month during the first year, $10,000 per month during the second and third years, and $16,666 per month during the fourth and fifth years. Trilock has reserved the right to demand payment of any unpaid accrued balances.

All of the above agreements have been continued by us after the merger.

Due to Related Parties. As described above, ThermoElastic Delaware has entered into management consulting fee contracts with Vista Developments, Ltd., Gritell International Limited, Trilock Financial Corporation and PEL Moulds, Inc. Vista Developments, Ltd. is a shareholder in the company. Gritell International Limited, Trilock Financial Corporation and PEL Moulds, Inc. are owned by shareholders of
ThermoElasic.   Lawrence Pinkney is the principal of PEL Moulds, Inc.

Due to related parties consisted of the following at September 30, 1999:

     Gritell International         $ 14,460
     PEL Moulds, Inc.                 1,000
                                    -------
     Total                         $ 15,460
                                   ========

Management fees and other expenses paid or accrued to related parties consisted of the following at September 30, 1999:

     Gritell International         $ 76,017
     Vista Developments, Ltd.        93,750
     Trilock Financial Corporation   26,750
     PEL Moulds, Inc.                32,464
                                   --------
      Total                        $228,981
                                  =========


----------------------------------------------------------------
                   PRINCIPAL SHAREHOLDERS
----------------------------------------------------------------

There are currently 17,338,164 common shares outstanding. The following tabulates holdings of shares of ThermoElastic by each person who, at the date of this prospectus, holds of record or is known by management to own beneficially more than 5.0% of the common shares and, in addition, by all directors and officers of ThermoElastic individually and as a group.

                 Shareholdings at Date of
                      This Prospectus

                                                                                         Percentage of
                                                                                         Outstanding
                                                                                          Shares as
                                                                                           Adjusted
                                                                                          to Reflect
                                                           Percentage      Shares         Conclusion
                                     Number                 Prior to     Owned After        of the
Name and Address                  of Shares(1)              Offering       Offering(2)     Offering


Dennis Epstein                    29,000                     .17%           29,000          .16%
14 Chicora Avenue
Toronto, Ontario M5R 1T6

Kenneth B. Liebscher                   0                       0%                0           0%
1180 - 666 Burrard Street
Vancouver, B.C. V6C 2X8

Fred J. Heaps                          0                       0%                0           0%
390 Edgeley Boulevard, Unit 18
Concord, Ontario L4K 3Z6

Bernard Teitelbaum                     0                       0%                0           0%
390 Edgeley Bouleard, Unit 19
Concord, Ontario L4K 3Z6

Lawrence Pinkney                    1,000                      01%                0           0%
1695 Lincolshire Blvd
Mississauga, Ontario L5E 2T2

Dr. Lorne Berman                3,222,533                   18.59%        2,722,533         15.01%
Ste. 4
2267 Islington Avenue
Toronto, Ontario M9W 1R4

Dr. Stephen Rivers                   500                    .003%              500          .003%
1 Corwin Cres.
Toronto, Ontario M3H 129

Dr. Ila Berman                       500                       0%              500         .003%
1106 Felicity St.
New Orleans, LA 70130


Dr. Gregory K. Slater                500                       0%                0          0%
2 Bloor St. W.
Cumberland Terrace
Toronto, Ontario M4W 3E2

Dr. Izchak Barzilay                  500                       0%                0         0%
18 Green Acres Road
Thornhill, Ontario L4J 4S1

Bonnie D. Walton                       0                       0%                0         0%
Suite 906
94 Cumberland Street
Toronto, Ontario M5R 1A3

Rosemarie Berman               1,653,207                    9.54%            8,750        .05%
PH 105
1131 Steeles Avenue West
Toronto, Ontario

Sondra Black                   1,629,661                    9.40%            5,000        .03%
21 Roxborough Lane
Thornhill, Ontario Canada L4J 4T1

Grace Maitland Carter          3,197,534                   18.44%        3,197,534      18.44%
14 Chicora Avenue
Toronto, Ontario Canada

Howard Kerbel                  3,223,033                   18.59%        3,223,033      18.59%
120 Wembley Road
Toronto, Ontario Canada M6C 2G6

Dr. Joshua Kerbel              1,670,411                    9.63%             4,000      .02%
525 Chaplin Crescent, Apt. 815
Toronto, Ontario Canada

Officers and Directors
   As a Group (11 persons)     3,254,533                   18.77%        2,752,533     15.18%

(1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, beneficial ownership of a security consists of sole or shared voting power, including the power to vote or direct the voting, and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise.
Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned except if applicable community property laws apply.

(2)Assumes sale of all common shares being registered on behalf of selling security holders.

None of the officers, directors, principal shareholders or holders of more than 5% of ThermoElastic common stock own any of the series A or series B warrants.


----------------------------------------------------------
         SHARES ELIGIBLE FOR FUTURE SALE
----------------------------------------------------------

ThermoElastic currently has 17,338,164 shares of common stock outstanding. Of these, 9,148,238 common shares will be "restricted securities" after the offering and may be sold in compliance with Rule 144 adopted under the Securities Act of 1933. Other securities may be issued, in the future, in private transactions pursuant to an exemption from the Securities Act. Rule 144 provides, in essence, that a person who has held restricted securities for a period of one year may sell every three months in a brokerage transaction or with a market maker an amount equal to the greater of 1% of ThermoElastic's outstanding shares or the average weekly trading volume, if any, of the shares during the four calendar weeks preceding the sale.

The amount of "restricted securities" which a person who is
not an affiliate of ThermoElastic may sell is not so limited. Non-affiliates may each sell without limitation shares held for two years. ThermoElastic will make application for the listing of our shares in the over-the-counter market. Sales under Rule 144 may, in the future, depress the price of ThermoElastic's shares in the over-
the-counter market, should a market develop.   Prior to this offering
we have not had a market for our common shares. The effect, if any, of a public trading market or the availability of shares for sale at
prevailing market prices cannot be predicted.   Nevertheless, sales of
substantial amounts of shares in the public market could adversely effect prevailing market prices.


----------------------------------------------------------
          MARKET FOR REGISTRANT'S COMMON EQUITY AND
                  RELATED STOCKHOLDER MATTERS
----------------------------------------------------------

Prior to this offering, we have had no market for our common stock and
warrants.   We have applied to have its common stock quoted on the OTC
Bulletin Board. If ThermoElastic is not accepted on the OTC Bulletin Board, ThermoElastic will apply to have its common shares traded on the pink sheets.

Dividends.   Holders of ThermoElastic's common stock are entitled to
receive such dividends as may be declared by our board of directors.

Broker-Dealer Sales of ThermoElastic Securities. Until ThermoElastic successfully obtains a listing on the NASDAQ quotation system, if ever, ThermoElastic's securities may be covered by Rule 15g-2 under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. Accredited investors are generally:

    -   institutions with assets in excess of $5,000,000 or
    -   individuals:
        -  with net worth in excess of $1,000,000 or
        -  annual income exceeding $200,000 or $300,000
        -  jointly with their spouse

For transactions covered by the rule, the broker-dealer must make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale.

In order to approve a person's account for transactions in designated securities, the broker or dealer must
- obtain information concerning the person's financial situation, investment experience and investment objectives;
- reasonably determine, based on the information required by the first paragraph that transactions in designated securities are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in designated securities; and
- deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by the second paragraph in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security the provisions of the second paragraph of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person;
and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of the written statement.

A designated security means any equity security other than a security

- registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR
11Aa3-1

- authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system;

-   that has a price of five dollars or more or . . .

- whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person.

Consequently, the rule may affect the ability of broker-dealers to sell ThermoElastic's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market.

ThermoElastic's securities will likely trade below $5.00 and the penny stock rules discussed above will apply.

As of the date of the prospectus, there are 66 shareholders

--------------------------------------------------------------
                 DESCRIPTION OF SECURITIES
---------------------------------------------------------------

Our articles of incorporation authorize the issuance of up to
100,000,000 common shares.   Common shares purchased in this offering
will be fully paid and non-assessable.

Common Stock. Each record holder of common stock is entitled to one vote for each share held on all matters properly submitted to the
stockholders for their vote.   Cumulative voting for the election of
directors is not permitted by the articles of incorporation.   The
holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of ThermoElastic, holders are entitled to receive, ratably, the net assets of ThermoElastic available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation.

Holders of outstanding common shares are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid,
and nonassessable.   To the extent that additional common shares are
issued, the relative interest of then existing stockholders may be diluted.

Preferred Stock.   ThermoElastic's articles of incorporation authorize
the issuance of 20,000,000 shares of $.0001 par value preferred stock. The board of directors of ThermoElastic is authorized to issue the preferred stock from time to time in series and is further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each series, and to allow for the conversion of preferred stock into common stock.

No preferred stock is currently issued.

Series A Warrants.   There are current 666,400 series A warrants issued
and outstanding.   The series A warrants are each exercisable for one
common share of ThermoElastic at an exercise price of $2.00.   The
series A warrants are exercisable at any time after April 30, 2000, unless certain conditions apply, and expire December 31, 2001. ThermoElastic may redeem the series A warrants upon written notice of thirty (30) days, at $.01 per series A warrants.

The series A warrants exercise price and number and kind of common stock or other securities and properties to be obtained upon exercise of the series A warrants will be effected by adjustments in the event of stock dividends on, or a subdivision (stock split) of or consolidation (reverse stock split) of the common stock, or the issuance of certain rights or warrants to all holders of its common stock to purchase common stock at less than market price or upon other distributions (other than cash dividends) to all holders of common stock.

Series B Warrants.   There are current 666,400 series B warrants issued
and outstanding.   The series B Warrants are each exercisable for one
common share of ThermoElastic at an exercise price of $3.00.   The
series B warrants are exercisable at any time after April 30, 2000, unless certain conditions exist, and expire December 31, 2001. ThermoElastic may redeem the series B warrants upon written notice of thirty (30) days, at $.01 per series B warrants.

The series B warrants' exercise price and number and kind of common stock or other securities and properties to be obtained upon exercise of the series B warrants will be adjusted in the event of stock dividends on, or a subdivision like a stock split of or consolidation like a reverse stock split of the common stock, or the issuance of certain rights or warrants to all holders of its common stock to purchase common stock at less than market price or upon other distributions other than cash dividends to all holders of common stock.

Transfer Agent. Atlas Stock Transfer acts as transfer agent for ThermoElastic.


-----------------------------------------------------------
                       LEGAL MATTERS
-----------------------------------------------------------

Certain legal matters with respect to the issuance of the securities offered in this prospectus will be passed upon by J. M. Walker, Attorney-At-Law.


--------------------------------------------------------
                          LEGAL PROCEEDINGS
--------------------------------------------------------

We are not involved in any legal proceedings as of the date of this prospectus.


--------------------------------------------------------
                    EXPERTS
--------------------------------------------------------

The financial statements as of September 30, 1999 and for the period ended from inception (January 21, 1999) through September 30, 1999 included in this prospectus, have been audited by Meeks, Dorman & Company, P.A. independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


--------------------------------------------------------
               INTERESTS OF NAMED
                EXPERTS AND COUNSEL
--------------------------------------------------------

None of the experts or counsel named in the prospectus are affiliated with ThermoElastic.

--------------------------------------------------------
               ADDITIONAL INFORMATION
--------------------------------------------------------

Until       , 2000 (90 days after the date of the prospectus), all
persons making transactions in the registered securities, whether or not participating in the offering, may be required to deliver a
prospectus.   This is in addition to the obligation of these persons to
deliver a prospectus when acting as underwriters and when utilizing their unsold allotments or subscriptions.

No dealer, salesman, agent or any other person has been authorized to give any information or to make any representation other than those
contained in this prospectus.   If given or made, this information or
representation must not be relied upon as having been authorized by ThermoElastic, or the underwriter, if an underwriter assists in the sale of the securities.

 This prospectus is not an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which an offer or solicitation is not authorized by the laws of a state, territory or possession of the United States, or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of ThermoElastic since the date of this prospectus.


--------------------------------------------------------
                   FINANCIAL STATEMENTS
--------------------------------------------------------

Index to Financial Statements

Unaudited Pro Forma Condensed Combined Financial Data F-2 Unaudited Pro Forma Consolidated Balance Sheet as of
   July 15, 1999                                           F-3
Unaudited Pro Forma Consolidated Statement of Operations
   for the period ended July 15, 1999                      F-4
Notes To Unaudited Pro Forma Consolidated Financial
   Statements                                              F-5

Independent Auditor's Report dated August 26, 1999         F-6
Balance Sheet as of September 30, 1999                     F-7
Statement of Operations for the period from
   inception (January 21, 1999) to September 30, 1999 F-8 Statement of Changes in stockholders' Equity For
    The Period From Inception (January 21, 1999)
     to September 30, 1999                                 F-9
Statements of Cash Flows For the Period From
     Inception (January 21, 1999) to September 30, 1999   F-10
Notes to Financial Statements                             F-11

                        LPR CYBERTEK, INC.
     UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined balance sheet as of July 15, 1999 and the unaudited pro forma condensed combined statement of operations for the nine and one half month period ended July 15, 1999 give effect to the Merger as of July 15, 1999 for the pro forma consolidated balance sheet and as of January 1, 1998 for the pro forma statement of operations.

The unaudited pro forma condensed combined financial statements are based on historical financial statements of LPR Cybertek, Inc.
and ThermoElastic Technologies, Inc., giving effect to the Merger applying the purchase method of accounting and the assumptions and adjustments as discussed in the accompanying notes to the unaudited pro forma condensed combined financial statements (see Note A). These unaudited pro forma condensed combined financial statements have been prepared by the management of LPR based upon the condensed combined financial statements of LPR and TTI as of December 31, 1998 and for the year ended December 31, 1998. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and notes thereto. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what actual results of operations would have been for the period presented had the transaction occurred on the dates indicated and do not purport to indicate the results of the future operations.

                            LPR CYBERTEK, INC.
               Unaudited Pro Forma Consolidated Balance Sheet
                              July 15, 1999

                                                          ThermoElastic
                                         LPR Cybertek       Technologies, Inc.
                                           July 15,            July 15,               Pro Forma
                                              1999                1999                Adjustments          Total
                                         -------------     ------------------         -----------          ------
                  Assets
Cash                                        $  165,081        $ 189,570               $  (165,000)  (c)   $189,651
Note receivable                                      -          165,000                  (165,000)  (d)           -
                                            ----------        ---------               -----------          --------
  Total current assets                         165,081          354,570                   (330,000)         189,651
                                            ----------         --------                -----------          -------

Property and Equipment, net                        579            2,104                          -            2,683
                                             ---------         --------                -----------           ------

Other Assets:
  Deposit                                                         5,000                                       5,000
  Website                                                         9,021                                       9,021
  Product rights                                                250,000                                     250,000
                                             ---------         --------                 -----------         -------
    Total other assets                                          264,021                                     264,021
                                             ---------         --------                 -----------         -------
    Total asset                             $  165,000         $620,695                 $ (330,000)       $ 456,335
                                            ==========         ========                 ==========        =========

         Liabilities and Stockholders' Equity
Accounts payable                            $      546         $ 15,781                 $        -        $  16,327
Note payable                                   165,000                                    (165,000)  (d)          -
Due to related parties                                           25,150                                      25,150
Stockholder advance                              2,235                                      (2,235)  (c)          -
Product rights payable                                          110,000                                     110,000
                                            ----------         --------                  ---------        ---------
  Total current liabilities                    167,781          150,931                   (167,235)         151,477
                                            ----------         --------                  ---------        ---------

Stockholders' equity
  Preferred stock                                  165                                        (165)  (c)          -
  Common stock                                   1,000            1,382                        720   (a)      1,734
                                                                                                14   (b)
                                                                                            (1,382)  (b)
Additional paid-in capital                      29,200          719,533                   (719,533)  (b)    355,630
                                                                                          (162,600)  (c)
                                                                                              (720)  (a)
                                                                                           469,764   (b)
                                                                                               (14)  (b)
Accumulated deficit                            (32,486)        (249,196)                   249,196   (b)    (32,486)
Accumulated other comprehensive income:
  Foreign currency translation adjustments                       (1,955)                     1,955   (b)          -
                                            ----------         --------                   --------          -------
  Total stockholders' equity                    (2,121)         469,764                   (162,765)         304,878
                                            ----------         --------                   --------          -------
Total liabilities and stockholders' equity  $  165,660        $ 620,695                $  (330,000)       $ 456,355
                                            ==========        =========                ===========        =========

   See notes to unaudited pro forma consolidated balance sheet.

                     LPR CYBERTEK, INC.
          Unaudited Pro Forma Consolidated Statements of Operations
                  For the period Ended July 15, 1999

                                                           ThermoElastic
                                         LPR Cybertek       Technologies, Inc.
                                            Period             Period                                     Pro Forma
                                             Ended              Ended                  Pro Forma          Consolidated
                                         July 15, 1999      July 15, 1999             Adjustments          Company
                                         -------------     ------------------         -----------          ------

Revenue                                    $       -          $          -            $       -           $         -

Operating expenses                             6,094               249,196                    -               255,290
                                           ---------           -----------            ---------            ----------
Net loss                                      (6,094)             (249,196)                   -              (255,290)
                                           ---------           -----------            ---------            ----------
Other comprehensive loss                           -                (1,955)                   -                (1,955)
                                           ---------           -----------            ---------            ----------
Total comprehensive loss                   $  (6,094)          $  (251,151)           $       -            $ (257,245)
                                           =========           ===========            =========            ==========
Total comprehensive loss per share         $   (0.00)                                                      $    (0.01)

Weighted average shares outstanding       10,000,000                                                       17,338,164
                                          ==========                                                       ==========

See notes to unaudited pro forma consolidated statements of operations

                           LPR CYBERTEK, INC.
       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE A

As consideration for LPR's acquisition of TTI through the Merger, LPR has paid and has agreed to pay to holders of TTI common stock consideration pursuant to the terms of the merger agreement , as follows:

The consideration paid at closing was in the form of 138,164 shares of LPR common stock, par value $.0001 per share. ThermoElastic also issued 7,200,000 shares of LPR common stock to LPR shareholders in connection with ThermoElastic's 1.72-to-1 stock split.

NOTE B

The pro forma condensed combined balance sheet includes the adjustments necessary to give full effect to the Merger as if it had occurred on July 15, 1999 and to reflect the allocation of the cost of the merger to the estimated fair value of assets acquired and liabilities assumed including: (i) the issuance of approximately 7,200,000 shares of LPR's common stock issued in connection with ThermoElastic's 1.72-to-1 stock split; (ii) the issuance of 138,164 shares of LPR's common stock in exchange for all of the outstanding shares of TTI; and (iii) the elimination of TTI's equity accounts.

These adjustments are summarized as follows:

(a) Net effect of issuance of LPR Common Stock in 1.72-to-1
stock split                                         $       0
                                                    =========
(b) Issuance of LPR Common Stock in exchange
    for TTI Common Stock                            $ 469,764
                                                    =========
        Elimination of TTI's equity accounts:
   Common stock                                   $    (1,382)
   Additional paid-in capital                        (719,533)
   Accumulated deficit                                249,196
   Accumulated other comprehensive income effect
     from foreign currency translation adjustments      1,955
                                                    ----------
                                                    $(469,764)
                                                    =========
(c ) Repurchase and retirement of LPR Preferred Stock and elimination of liabilities not assumed in the merger:
   Stockholder advances                            $     2,235
   Preferred stock                                         165
   Additional paid-in capital                          162,600
   Cash                                              $(165,000)

(d) Upon the closing of the merger between LPR and TTI, the notes receivable and payable of $165,000 was eliminated.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors and Stockholders of ThermoElastic Technologies, Inc.

We have audited the accompanying balance sheet of ThermoElastic Technologies, Inc., a development stage entity, as of September 30, 1999 and the related statements of operations, stockholder's equity and cash flows for the period from inception (January 21, 1999) to September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ThermoElastic Technologies, Inc. as of September 30, 1999 and the results of its operations and its cash flows for the period from inception (January 21, 1999) to September 30, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has experienced significant losses and has negative working capital at September 30, 1999. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.






Meeks, Dorman & Company, P.A.


Longwood, Florida
December 23, 1999

                      THERMOELASTIC TECHNOLOGIES, INC.
                 (A DEVELOPMENT STAGE ENTITY)
                       Balance Sheets

                                                          March 31,    September 30,
                                                            2000          1999
                                                        (Unaudited)
------------------------------------------------------------------------------------
ASSETS

Current assets:
   Cash                                                  $1,628           $26,926
   Accounts receivable                                      722               663
   Inventory                                              9,645            11,000
   Travel advances                                        3,000             3,000
------------------------------------------------------------------------------------
      Total current assets                               14,995            41,589
  ----------------------------------------------------------------------------------
Fixed assets, net of accumulated depreciation             3,680             3,680
------------------------------------------------------------------------------------
Other assets:
   Product rights (Note 3)                              250,000           250,000
------------------------------------------------------------------------------------
      Total other assets                                250,000           250,000
------------------------------------------------------------------------------------
Total Assets                                           $268,675          $295,269
====================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                   $  40,539          $  9,025
   Due to related parties (Note 4)                      167,358            15,460
   Product rights payable (Note 3)                       75,000            75,000
------------------------------------------------------------------------------------
      Total current liabilities                         282,897            99,485
------------------------------------------------------------------------------------
Commitments and contingencies (Notes 7 & 8)

Stockholders' equity (Note 6)
   Preferred stock, par value $.0001,
     20,000,000 shares authorized, no shares issued - -
   Common stock, par value $.0001, 100,000,000
     shares authorized, 17,338,164 and 17,200,000
     shares issued and outstanding                       1,734              1,720
   Additional paid-in capital                          569,459            569,473
   Deficit accumulated during the development stage   (584,642)          (370,288)
   Accumulated other comprehensive income:
      Foreign currency translation adjustments            (773)            (5,121)
------------------------------------------------------------------------------------
Total stockholders' equity                            $(14,222)           $195,784
------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity            $268,675            $295,269
====================================================================================

The accompanying notes are an integral part of these financial statements.

THERMOELASTIC TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE ENTITY)

Statements of Operations

                                                                                                  January 21,
                                             Six Months           Six Months                      1999(Date of
                                               Ended                 Ended        Year Ended       Inception)
                                              March 31,             March 31,     September 30,    To March 31,
                                                 2000                 1999             1999            2000
                                             (Unaudited)          (Unaudited)                       (Unaudited)
-----------------------------------------------------------------------------------------------------------------
Revenue                                        $ 3,498                $ 9             $ 3,437         $ 6,935

Cost of sales                                    1,335                  -               1,817           3,172
-----------------------------------------------------------------------------------------------------------------
Gross profit                                     2,163                  9               1,620           3,763
-----------------------------------------------------------------------------------------------------------------
Operating expenses                             216,497             14,516             371,908         588,405
-----------------------------------------------------------------------------------------------------------------
Net loss                                      (214,354)           (14,507)           (370,288)       (584,642)
-----------------------------------------------------------------------------------------------------------------
Other comprehensive income:
   Foreign currency translation adjustment       4,348                  -              (5,121)           (773)
-----------------------------------------------------------------------------------------------------------------
Total comprehensive loss                    $ (210,006)         $ (14,507)         $ (375,409)     $ (585,415)
-----------------------------------------------------------------------------------------------------------------
Net loss per share                              $ (.01)            $ (.00)             $ (.03)
-----------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding  17,246,035         13,150,000          12,219,763
=================================================================================================================

The accompanying notes are an integral part of these financial statements.

 THERMOELASTIC TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE ENTITY)

Statements of Cash Flows

                                                                                                  January 21,
                                             Six Months           Six Months                      1999(Date of
                                               Ended                 Ended        Year Ended       Inception)
                                              March 31,             March 31,     September 30,    To March 31,
                                                 2000                 1999             1999            2000
                                             (Unaudited)          (Unaudited)                       (Unaudited)
-----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net loss                                  $ (210,006)          $ (14,507)        $ (375,409)       $ (585,415)
   Adjustments to reconcile net loss to
     net cash used for operating activities:
      Depreciation and amortization                   -                   -                 344              344
      Changes in assets and liabilities:
         Accounts receivable                        (59)                  -                (663)            (772)
         Inventory                                1,335                   -              (11,000)         (9,645)
         Travel advances                              -                   -               (3,000)         (3,000)
         Accounts payable                         31,514                   -                8,479          39,993
         Due to related parties                  151,898                   -               15,460         167,358
         Product rights payable                        -                   -               75,000          75,000
-----------------------------------------------------------------------------------------------------------------
Net cash used for operating activities:          (25,298)            (14,507)            (290,789)       (316,087)
-----------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Cash acquired in reverse acquisition                -                   -                    81             81
   Purchase of  product rights                         -                   -              (230,000)      (230,000)
   Purchase of equipment                               -                   -                (3,445)        (3,445)
   Increase in deposits                                -              (5,000)                    -              -
------------------------------------------------------------------------------------------------------------------
-
Net cash used for investing activities:                -              (5,000)             (233,364)      (233,364)
------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Issuance of common stock                            -             201,815               700,915         700,915
   Cost of acquiring LPR Cybertek                      -                   -              (149,836)
(149,836)
------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities:             -             201,815               551,079         551,079
------------------------------------------------------------------------------------------------------------------
   Net increase in cash                          (25,298)            182,308                29,926           1,628
   Cash, beginning of period                      26,926                   -                     -               -
------------------------------------------------------------------------------------------------------------------
Cash, end of period                              $ 1,628           $ 182,308              $ 26,926         $ 1,628
==================================================================================================================
Supplemental disclosures of
   cash flow information:
------------------------------------------------------------------------------------------------------------------
Cash paid for interest                               $ -                 $ -                   $ -             $ -
Cash paid for income taxes                           $ -                 $ -                   $ -             $ -
Purchase of product rights through issuance of stock $ -                 $ -              $ 20,000        $ 20,000
Liabilities not assumed in reverse acquisition       $ -                 $ -               $ 2,235         $ 2,235

 The accompanying notes are an integral part of these financial statements.

THERMOELASTIC TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE ENTITY)

Statement of Stockholders' Equity

                                      Common Shares                                               Deficit
                                 ------------------------------           Accumulated            Accumulated
                                  Number               Additional           Other                During the        Total
                                    Of                   Paid in          Comprehensive         Development     Stockholders'
                                  Shares    Amount       Capital             Income                  Stage           Equity
----------------------------------------------------------------------------------------------------------------------------

BALANCE, January 21, 1999               -    $   -         $  -                $ -                    $ -           $ -
   Shares issued to TTI
     shareholders in reverse
       acquisition              17,200,000    1,720      (1,720)                  -                      -             -
   Issuance of common stock
      To founders for cash      13,050,000    1,305           -                   -                      -         1,305
   Issuance of common stock
      to founders for product
      rights                       100,000       10      20,000                   -                      -        20,010
   Issuance of common stock
      in connection with
      private offering for cash    666,400       67     699,533                    -                     -       699,600
   Cost of acquiring LPR
      Cybertek                           -        -    (149,722)                   -                     -      (149,722)
   Conversion of TTI shares to
      LPR shares               (13,816,400)  (1,382)      1,382                    -                     -             -
    Net loss                             -        -           -                    -              (370,288)     (370,288)
   Foreign currency translation
      Adjustments                        -        -           -               (5,121)                    -        (5,121)
-------------------------------------------------------------------------------------------------------------------------
BALANCE, September 30, 1999     17,200,000    1,720     569,473               (5,121)             (370,288)       195,784
    Shares issued in merger        138,164       14         (14)                                                        -
   Net loss                              -        -           -                    -              (214,354)      (214,354)
   Foreign currency translation
      Adjustments                        -        -           -                4,348                     -          4,348
-------------------------------------------------------------------------------------------------------------------------
BALANCE, March 31, 2000
(Unaudited)                     17,338,164  $ 1,734   $ 569,459               $ (773)           $ (584,642)    $ (14,222)
=========================================================================================================================

The accompanying notes are an integral part of these financial statements.

THERMOELASTIC TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations - ThermoElastic Technologies, Inc., a development stage entity (the "Company" or "TTI"), was incorporated on January 21, 1999, in the State of Delaware to carry on the business of marketing and distributing a new generation acrylic, known as Biocompatible Intraoral Thermo Elastic Material ("BITEM"), which is anticipated to be sold to dental related businesses and other allied fields throughout the world. On July 15, 1999, the Company entered into a reverse acquisition agreement with LPR Cybertek ("LPR") to become a publicly traded Company incorporated under the laws of the State of Colorado (See Note 2). All significant intercompany accounts and transactions have been eliminated upon consolidation.

Basis of Presentation - The balance sheet as of March 31, 2000 and the statements of operations for the three and six month periods ended March 31, 2000 and 1999, and the statements of cash flows for the six month periods ended March 31, 2000 and 1999, have been prepared by the Company, without audit. In the opinion of management, all adjustments, (which include only normal recurring adjustments), necessary to present fairly the financial position, results of operations and changes in cash at March 31, 2000, and for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principals have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the Company's audited financial statements for the year ended September 30, 1999. The results of operations for the period ended March 31, 2000, are not necessarily indicative of the operating results for the full year.

Dependence on Future Financing - The Company is newly organized, and has sustained losses since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent on its ability to raise additional financing through public or private equity financings, or secure other sources of financing.

The Company has minimal revenues from operations and is subject to the risks, expenses, and uncertainties frequently encountered
by companies in the development stage.   In the event the
Company does not successfully implement its business plan, certain assets may not be recoverable.

Wholly-Owned Subsidiary - On June 14, 1999, the Company filed articles of incorporation for a wholly-owned subsidiary, ThermoElastic Technologies (Canada), Inc., a Canadian corporation. As of September 30, 1999, no activity had taken place in the subsidiary.

Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

THERMOELASTIC TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Financial Statements



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventory - Inventory is stated at the lower of cost or market on a first-in, first-out ("FIFO") basis.

Fixed Assets - Fixed assets are stated at cost. Depreciation is provided for fixed assets over the estimated useful life of the asset using a straight-line method.

Other Assets - Other assets includes intangible assets consisting of product rights and a website carried at cost. The product rights will be amortized on a straight-line basis over their estimated useful life once the Company commences operations. The website is being amortized on a straight-line basis over a five-year life. Amortization for the period ended September 30, 1999 was $601.

Income Taxes - The Company follows the provisions of Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been included in the Company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement and tax basis of assets and liabilities using enacted tax rates in effect when these differences are expected to reverse. Valuation allowances are established, when appropriate, to reduce deferred tax assets to the amount expected to be realized.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Long-Lived Assets - In March 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," ("SFAS No. 121") was issued. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has adopted this statement and determined that no impairment loss need be recognized for applicable assets.

THERMOELASTIC TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Financial Statements



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings Per Share - The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS"). The computation of Basic EPS is computed by dividing income available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings.

The shares used in the computation as of September 30, 1999 were as follows:

-----------------------------------------
Basic EPS                    12,219,763
=======================================
Diluted EPS                  12,219,763
=========================================

Comprehensive Income - The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in the financial statements. This schedule has been included in the statement of operations and statement of stockholders' equity.

Fair Value Of Financial Instruments - The carrying value of cash and cash equivalents, accounts receivable, accounts payable, due to related parties, and product rights payable, approximates fair value due to the relatively short maturity of these instruments.

Impact of Year 2000 Issue - During the period ended September 30, 1999, the Company conducted an assessment of issues related to the Year 2000 and determined that there were no modifications needed in order to ensure that its computer systems will properly utilize dates beyond December 31, 1999. At this time, the Company cannot determine the impact the Year 2000 will have on its key suppliers. If the Company's suppliers do not convert their systems to become Year 2000 compliant, the Company may be adversely impacted. The Company is addressing these risks in order to reduce the impact on the Company.

THERMOELASTIC TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Financial Statements



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Disclosures About Segments of An Enterprise and Related Information - The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosure About Segments of an Enterprise and Related Information" which changes the way public companies report information about segments. SFAS No. 131 establishes standards for the way public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. The Company does not have any disclosure requirements under this standard.

Recent Accounting Pronouncements - In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133"). This statement establishes accounting and reporting guidelines for derivatives and requires an establishment to record all derivatives as assets or liabilities on the balance sheet at fair value. Additionally, this statement establishes accounting treatment for four types of hedges: hedges of changes in the fair value of assets or liabilities, firm commitments, forecasted transactions and hedges of foreign currency exposures of net investments in foreign operations. Any derivative that qualifies as a hedge, depending upon the nature of that hedge, will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. SFAS No. 133 is effective for years beginning after June 15, 2000. The Company does not currently participate in these types of financing activities and does not anticipate that the adoption of this statement will have a material impact on its consolidated balance sheets, statements of operations, or cash flows.

NOTE 2 - ACQUISITION

On July 15, 1999, the Company entered into a reverse acquisition agreement with LPR Cybertek, to become a publicly traded company. In the transaction, LPR acquired all the outstanding common stock of TTI. LPR was incorporated on January 30, 1995 under the laws of the State of Colorado. LPR had been in the development stage since inception, and had been unsuccessful in developing and managing computer websites. LPR had been substantially inactive since 1997. Upon completion of the acquisition, LPR Cyberteck was renamed TheromoElastic Technologies, Inc. For accounting purposes, the acquisition has been treated as a recapitalization of TTI, with TTI as the acquirer. The Colorado corporation is the surviving legal entity, and the stock of TTI has been retroactively adjusted for a common stock split reflecting the legal entity's stock balance as of September 30, 1999. Losses from operations for LPR are included in the statement of operations for the period from July 15, 1999 through September 30, 1999.

THERMOELASTIC TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Financial Statements



NOTE 2 - ACQUISITION (CONTINUED)

The transaction called for the issuance of 1 share of LPR stock for each 100 shares of TTI stock outstanding. This will result in 138,164 shares of common stock being issued at a par value of $.0001, or $14. This stock had not been issued as of the date of these financial statements. The Company also paid $149,836 to the holders of LPR Cybertek common stock in order to complete the acquisition. This amount has been charged to additional paid-in capital.


NOTE 3 - PRODUCT RIGHTS

The Company has entered into an exclusive agreement to acquire the rights and related privileges to manufacture, market, distribute and sell by retail, wholesale or any other method, the "BITEM" products. These products are protected by U.S., Canadian and European patents, and all divisional patents for non-dental applications, along with improvements, variations and changes to these patents for the entire world for a term which is the longer of 25 years or the life of the patents or any extension or amendments of the patents.

For granting this exclusive license, the licensor will receive, the following:

a.   A royalty calculated as follows:

(i)   5% of the first $25,000,000 in gross annual income, and
(ii) 3.5% of the next $25,000,000 in gross annual income, and
(iii) 2.5% of gross annual income exceeding $50,000,000.



b A consulting agreement for a 3-year term, a maximum of Canadian $60,000 (US $40,830 as of September 30, 1999) per year for further research and development of new products, marketing and training. This agreement shall be renewable on mutual consent for two successive periods of two years.

c. The right to purchase 100,000 common shares, par value of $.0001 per share, at $.20 per share, or $20,000. This right has been exercised as of the date of these financial statements.

d. A two-year option to purchase 100,000 common shares at $1.00 per share.

THERMOELASTIC TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Financial Statements



NOTE 3 - PRODUCT RIGHTS (CONTINUED)

The license agreement has been capitalized at a cost of $250,000. Payments for the license agreement are $50,000 at the time of initial funding, $20,000 in common stock, three payments of $35,000 every 2 months, and $75,000 at the end of one year. At September 30, 1999, $75,000 remained in product rights payable.

Product rights will begin being amortized once business activities commence.


NOTE 4 - DUE TO RELATED PARTIES

The Company has entered into management consulting fee contracts with Vista Developments, Ltd., Gritell International Limited, Trilock Financial Corporation and PEL Moulds, Inc. as described further in Note 8 - Commitments. Vista Developments, Ltd. is a shareholder in the Company. Gritell International Limited, Trilock Financial Corporation and PEL Moulds, Inc. are owned by shareholders of the Company.

Due to related parties consisted of the following at September
30, 1999:

===========================================
       Gritell International       $ 14,460
       PEL Moulds, Inc.               1,000
-------------------------------------------
                        Total      $ 15,460
==============================================

Management fees and other expenses paid or accrued to related parties consisted of the following at September 30, 1999:


==============================================
Gritell International              $ 76,017
Vista Developments, Ltd.             93,750
Trilock Financial Corporation        26,750
PEL Moulds, Inc.                     32,464
-------------------------------------------
                        Total     $ 228,981
================================================

THERMOELASTIC TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Financial Statements



NOTE 5 - INCOME TAXES

The components of the net deferred tax assets consist of the following at September 30, 1999:

===============================================================
Deferred tax assets:
   Net operating loss carryforwards              $ 142,700
--------------------------------------------------------------
   Gross deferred income tax assets                142,700
   Valuation allowance                            (142,700)
--------------------------------------------------------------
   Total deferred income tax assets                      -
   Total deferred income tax liabilities                 -
--------------------------------------------------------------
   Net deferred income tax assets                        -
================================================================

The following summary reconciles differences from taxes at the federal statutory rate with the effective rate:

================================================================
Federal income taxes at statutory rates                 34.0%
State taxes, net of federal benefit                      5.5%
----------------------------------------------------------------
Net deferred income tax assets                          39.5%
================================================================

Unused net operating losses for income tax purposes, expiring in various amounts through 2014, of $361,267 are available at September 30, 1999 for carryforward against future years' taxable income. The tax benefit of these losses of approximately $142,700 has been offset by a valuation allowance due to it being more likely than not that the deferred tax assets be realized.

NOTE 6 - STOCKHOLDERS' EQUITY

The Company issued a total of 13,150,000 common shares to its founders for $1,305 in cash and $20,010 of product rights. In addition, the Company issued 666,400 common shares for $999,600 in a private placement. The Company paid $300,000 in fees due under an investor relations consulting agreement.

In the Company's private offering, each share of common stock issued includes one Series A warrant, exercisable for one share of common stock at a price of $2.00, and one Series B warrant, exercisable for one share of common stock at a price of $3.00.
The warrants are exercisable at any time after April 30, 2000. Both Series A and Series B warrants expire December 31, 2001. The Company may redeem its warrants with 30 days written notice at a price of $0.01 per warrant. See Note 10 regarding the reduction in the exercise price of the warrants subsequent to year-end.

THERMOELASTIC TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Financial Statements



NOTE 6 - STOCKHOLDERS' EQUITY (CONTINUED)

The Company also has 100,000 options outstanding to purchase common shares at $1.00 per share.

In connection with the Company's reverse acquisition (see Note 2), the Company's stock has been adjusted for a forward split from 13,816,400 shares outstanding to 17,200,000 shares outstanding, to equal the LPR stock outstanding. Warrants outstanding from the Company's private offering were also adjusted on a 1 for 100 share basis in the reverse acquisition, resulting in 6,664 Series A and B warrants outstanding at September 30, 1999.

NOTE 7 - COMMITMENTS

On February 2, 1999, the Company entered into a contract with Vista Developments Ltd., in which Vista would provide required marketing, promotion and sales services. Vista Developments, Ltd. is a shareholder of the Company. The contract stipulates such services will cost $150,000 per year, payable $12,500 per month, plus certain stock options and commissions above stipulated sales levels.

On February 8, 1999, the Company entered into a five-year contract with Gritell International Limited, in which Gritell would provide certain management, business and financial advice and expertise. Gritell International Limited is owned by a stockholder of the Company. As amended April 1, 1999, Gritell will receive $6,000 per month for its services until further notice plus certain expenses. The original compensation terms outlined in the contract were $13,334 per month during the first year, $20,000 per the month during the second and third years, and $33,334 per month during the fourth and fifth years. Gritell has reserved the right to demand payment of any unpaid accrued balances. Gritell International Limited is owned by a stockholder of the Company.

On February 22, 1999, the Company entered into a five-year contract with Trilock Financial Corporation, in which Trilock would provide certain management, business and financial advice and expertise. As amended April 1, 1999, Trilock will receive $3,000 per month plus certain other expenses for its services until further notice. The original compensation terms outlined in the contract were $6,666 per month during the first year, $10,000 per month during the second and third years, and $16,666 per month during the fourth and fifth years. Trilock has reserved the right to demand payment of any unpaid accrued balances.

THERMOELASTIC TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Financial Statements


NOTE 8 - OPERATING LEASE COMMITMENTS

The Company leases two vehicles under operating leases with four-year terms. Rent expense for the period ended September 30, 1999 was $12,220. The Company leases two offices under operating leases with terms of one year or less. Rent expense for the period ended September 30, 1999 was $7,880. Future minimum lease payments under the vehicle leases, are as follows:

=====================
2000        $ 13,712
2001          13,712
2002          13,712
2003           7,392
--------------------
Total $ 48,528
=====================

NOTE 9 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has suffered losses from operations and has had negative cash flows from operating activities during the six months ended March 31, 2000 and cumulative from inception through September 30, 1999, which conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company's continued existence is dependent upon its ability to obtain additional financing.

NOTE 10 - SUBSEQUENT EVENT

On November 22, 1999, the Company reduced the exercise price of its Series A and Series B warrants from $3.00 and $4.00 per warrant to $2.00 and $3.00 per warrant, respectively.

                             PART II
                INFORMATION NOT REQUIRED BY PROSPECTUS

Item 24.  Indemnification of Officers and Directors.

The bylaws of ThermoElastic provides that a director of the registrant shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (c) pursuant to Colorado law for any transaction from which the director derived an improper personal benefit. Registrant's bylaws exculpates and indemnifies the directors, officers, employees, and agents of the registrant from and against certain liabilities. Further the bylaws also provides that the Registrant shall indemnify to the full extent permitted under Colorado law any director, officer employee or agent of Registrant who has served as a director, officer, employee or agent or the Registrant or, at the Registrant's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING THERMOELASTIC FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.

Item 25.   Other Expenses of Issuance and Distribution.

Other expenses in connection with this offering which will be paid by ThermoElastic are estimated to be substantially as follows:

                                                               Amount
                                                              Payable
Item                                                   By ThermoElastic
S.E.C. Registration Fees                                      $4,077.40
Printing and Engraving Fees                                   $2,500.00
Legal Fees                                                   $15,000.00
Accounting Fees and Expenses                                 $10,000.00
Transfer Agent's Fees                                         $1,500.00
Miscellaneous                                                 $2,500.00

Total                                                        $35,577.40

Item 26.   Recent Sales of Unregistered Securities.

Since ThermoElastic's inception through the date of this registration statement, ThermoElastic has sold its Common Stock to five (5) persons listed in the table below in transactions summarized as follows:

                                              Aggregate      Purchase
                          Date of              Purchase       Price
Name                       Sale      Shares      Price       per Share
----                       ----       ----      ------        -----
Patrick R. Lalande(1)    01-30-95   4,000,000     $100           -
Chuck L. Burton(1)(2)    01-30-95   4,000,000     $100           -
William Waters           08-01-95   1,000,000  $10,000          .01
                         12-15-95     500,000   $5,000          .01
Keith Martz(3)           02-10-96     250,000   $2,500          .01
Steve Banks(3)           02-10-96     250,000   $2,500          .01
___________________
(1) Consideration consisted of services rendered to ThermoElastic related to investigating and developing ThermoElastic's proposed business plan, capital structure and completing the organization of ThermoElastic totaling $200. Officers and Directors met on several occasions to discuss and formulate the corporate structure and plan.
(2) On March 1, 1995, Mr. Burton gifted and transferred 3,800,000 shares to his wife, Joyce Burton and 200,000 shares to William Waters, both currently Officers and Directors. Mr. Burton is no longer a shareholder but may be deemed to be the beneficial owner of all of his wife's 3,800,000 shares.

(3) Total aggregate consideration consisted of services valued by ThermoElastic's board of directors at $5,000.00. Each of the sales listed above was made for services. All of the listed sales were made in reliance upon the exemption from registration offered by Section 4(2) of the Securities Act of 1933 and applicable state private offering exemptions.

Based upon Subscription Agreements completed by each of the shareholders and the pre-existing relationship between the shareholders and ThermoElastic, ThermoElastic believes it had reasonable grounds to believe immediately prior to making an offer to the private investors, and did in fact believe, when such subscriptions were accepted, that such purchasers (1) were purchasing for investment and not with a view to distribution, and (2) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment and were able to bear those risks. The purchasers had access to pertinent information enabling them to ask informed questions. The shares were issued without the benefit of registration. An appropriate restrictive legend is imprinted upon each of the certificates representing such shares, and stop-transfer instructions have been entered in ThermoElastic's transfer records. All such sales were effected without the aid of underwriters, and no sales commissions were paid.

On July 15, 1999, LPR Cybertek entered into an Agreement and Plan of Reorganization with ThermoElastic Technologies, Inc., a Delaware
corporation.   Pursuant to the Agreement and Plan of
Reorganization, ThermoElastic Delaware was merged into the LPR
Cybertek.

In January 1999, ThermoElastic Delaware issued a total of 13,150,000 common shares for cash consideration of $1,315.

NAME                 TOTAL #           TOTAL AMOUNT              DATE
                    OF SHARES            PAID
Black, Sondra        500,000            $   50.00               01/22/99
Berman, Rosemarie    875,000                87.50               01/22/99
Cumming, Anna        300,000                30.00               01/22/99
Curtis, Michael      550,000                55.00               01/22/99
Gray, Ron            100,000                10.00               02/24/99
Hybechts, Robert     100,000                10.00               01/22/99
Kerbel, Dr. Joshua   350,000               350.00               01/22/99
Kerbel, Zachary      100,000                10.00               01/22/99
Martino, Chris        50,000                 5.00               01/23/99
Mittelman, George    100,000                10.00               01/22/99
Maitland-Carter Jedha400,000                40.00               01/22/99
Melnyk, Gerhard      100,000                10.00               02/24/99
Perlman, Morton       25,000                 2.50               01/22/99
Slater, Laurie        50,000                 5.00               01/22/99
Vista Development ltd300,000                30.00               01/22/99
Wall, Jack            50,000                 5.00               01/22/99
Zaman, Claudia        50,000                 5.00               01/22/99
Kerbel, Howard      2,950,000              295.00               01/22/99
Epstein, Dennnis    2,900,000              290.00               01/22/99
Berman, Lonnie      2,900,000              290.00               01/22/99
Pickney, Lawrence     100,000               10.00               01/22/99
Rivers, Dr. Stephan    50,000                5.00               01/22/99
Slater, Dr. Gregory    50,000                5.00               01/22/99
Berman, Dr. Ila        50,000                5.00               01/22/99
Barzilay Dr. Izchak    50,000                5.00               01/22/99
Curtis, Dr. Denise     25,000                2.50               01/22/99
Curtis, Dr. Denise     25,000                2.50               01/22/99
Churchill, Don         25,000                2.50               01/22/99
Tamblyn, Irene         25,000                2.50               01/22/99

These sales were made pursuant to an exemption from registration
pursuant to Section 504 of Regulation D.   The offering was approved
and/or exempted by the required states and the appropriate Form D was filed with the Securities and Exchange Commission.

In the second quarter of 1999, ThermoElastic Delaware issued 666,400 units to the following individuals and entities.

NAME                   UNITS          $U.S. AMOUNT                  DATE
Yue, Oliver D          10,000         $30,000.00                02/26/99
Bumstead, Lonnie       13,000          39,000.00                02/25/99
May, Glenn             10,000          30,000.00                02/25/99
Mullen, Tim             4,000          12,000.00                02/25/99


Ennamorato, John F.     3,500          10,500.00                02/25/99
Skipper, Brian          3,000           9,000.00                02/23/99
Chaudhuri, Bobby       40,000         120,000.00                02/25/99
Butchey, Dr. Joseph     3,500          10,500.00                02/30/99
Chaudhuri, Bobby       35,000         105,000.00                03/31/99
Ennamorato, John F.    22,500          67,500.00                03/30/99
Jebodhsingh, Keith      7,000          21,000.00                03/31/99
Lyons, Michael          4,200          12,600.00                03/27/99
May, Glenn             10,000          30,000.00                03/29/99
MacKay, Terry           5,000          15,000.00                03/26/99
Mecozzi, Enzo           5,000          15,000.00                03/26/99
Milando, Warren         5,000          15,000.00                03/29/99
The Postal Connection   3,500          10,500.00                03/31/99
Rapuch, Rubin           2,500           7,500.00                03/31/99
Smeltzer, Glen          3,000           9,000.00                03/30/99
Von Schilling, Walter
Von Schilling, Edith    2,000           6,000.00                03/30/99
Yue, Oliver            58,334         175,002.00                03/31/99
Curtis, Michael        83,166         249,498.00                No date
Carl Flood Limited      7,000          21,000.00                04/27/99
Skipper, Brian          3,000           9,000.00                04/27/99
Milando, Loarren        1,000           3,000.00                04/29/99
Hesketh, Gary           7,500          22,500.00                05/19/99
Allinson, Michael       7,000          21,000.00                03/05/99
Bumstead, Lonnie        5,000          15,000.00                05/11/99
Scheleese, Sabine       5,000          15,000.00                05/10/99
May, Glen               4,000          12,000.00                05/10/99
Smith, Dennis           1,500           4,500.00                05/12/99
MacMillan, Brook        4,000          12,000.00                05/12/99
Smeltzer, Glen          3,000           9,000.00                05/12/99
Watts, Phillip          3,000           9,000.00                05/5/99
Brand, Marlon           1,966           5,898.00                05/14/99
Flood, Doug               700           2,100.00                05/10/99
Maime, Kevin           28,000          84,000.00                04/13/99
Ginter, Dave            1,500           4,500.00                05/10/99

These sales were made pursuant to an exemption from registration
pursuant to Section 505 of Regulation D.   The offering was approved
and/or exempted by the required states and the appropriate Form D was
filed with the Securities and Exchange Commission.   The securities
were sold to not more than thirty five nonaccredited investors.

All shares held by current shareholders of ThermoElastic Delaware were exchanged for 138,164 common shares, 666,400 series A warrants, 666,400 series B warrant and 100,000 options to purchase common shares of the LPR Cybertek at $1.00 per common share.

The issuances pursuant to the merger were made in reliance upon the exemption from registration offered by Section 4(2) of the Securities Act of 1933 and applicable state private offering exemptions.

Based upon the merger documents and the pre-existing relationship between the shareholders and ThermoElastic, We believe we had reasonable grounds to believe immediately prior to the merger, and did in fact believe, when such merger was consummated, that the shareholders of ThermoElastic Delaware (1) were acquiring for investment and not with a view to distribution, and (2) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the merger and were
able to bear those risks.   The shareholders of ThermoElastic Delaware
had access to pertinent information enabling them to ask informed questions. The shares were issued without the benefit of registration. An appropriate restrictive legend is imprinted upon each of the certificates representing such shares, and stop-transfer instructions have been entered in ThermoElastic's transfer records. All such sales were effected without the aid of underwriters, and no sales commissions were paid.

Item 27.   Exhibit Index.

(1)               Not Applicable
(2)               Not Applicable
(3)               Articles of Incorporation incorporated by reference
                  to Form 10SB filed November 25, 1998
(3.2)             Amendment to Articles of Incorporation dated August
                  25, 1998 incorporated by reference to Form 10SB filed
                  November 25, 1998
(3.3)             Bylaws incorporated by reference to Form 10SB filed
                  November 25, 1998
(3.4)             Articles of Merger between ThermoElastic and LPR
                   Cybertek, Inc. incorporated by reference to Form 8-K
                   dated July 30, 1999
(4)               Specimen certificate for common stock
(4.1)             Specimen Warrant certificate
(5)               Consent and Opinion of Jody M. Walker regarding
                  legality of securities registered under this
                  Registration Statement and to the
                  references to such attorney in the prospectus filed
                  as part of this Registration Statement
(6)               Not Applicable
(7)               Not Applicable
(8)               Not Applicable
(9)               Not Applicable
(10)              Licensing Agreement by and between ThermoElastic and
                  Apple Dental Ventures incorporated by reference to
                  Form SB-2
(10.1)            Agreement with Vista Developments, Ltd. incorporated
                  by reference to amendment 1 to Form SB-2
(10.2)            Agreement with Gritell International Limited by
                  reference to amendment 1 to Form SB-2
(10.3)            Agreement with Trilock Financial Corporation by
                  reference to amendment 1 to Form SB-2
(10.4)            Agreement with PEL Moulds, Inc. by reference to
                  amendment 1 to Form SB-2
(11)              Not Applicable
(12)              Not Applicable
(13)              Not Applicable
(14)              Not Applicable
(15)              Not Applicable
(16)              Not Applicable
(17)              Not Applicable
(18)              Not Applicable
(19)              Not Applicable
(20)              Not Applicable
(21)              Not Applicable
(22)              Not Applicable
(23)              Not Applicable
(24)              Consent of Meeks, Dorman & Company, P.A., Certified
                      Public Accountants
(25)              Not Applicable
(26)              Not Applicable
(27)              Financial Data Schedule
(28)              Not Applicable

Item 28.   Undertaking.

The undersigned registrant undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(I) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the Registration Statement.

(iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) Delivery of Certificates. The undersigned registrant undertakes to provide to the Transfer Agent at the closing, certificates in such denominations and registered in such names as are required by the Transfer Agent to permit prompt delivery to each purchaser.

(c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in ThermoElastic's articles of incorporation or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Blaine, State of Washington on the 15th day of June, 2000.

                                       ThermoElastic Technologies, Inc.


                                        /s/ Kenneth B. Liebscher
                                        -------------------------------
                                        By Kenneth B. Liebscher
                                           President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                               Capacity             Date

/s/Dennis Epstein                      Director      June 15, 2000
-----------------------
Dennis Epstein

/s/Kenneth B. Liebscher           President/Director June 15, 2000
-----------------------
Kenneth B. Liebscher

/s/Fred J. Heaps                        CEO/Director  June 15, 2000
-----------------------
Fred J. Heaps

/s/Lawrence Pinkney                    CFO/Controller June 15, 2000
------------------------

/s/Dr. Lorne Berman                        Director   June 15, 2000
------------------------

/s/Dr. Stephen Rivers                      Director   June 15, 2000
------------------------
Dr. Stephen Rivers

/s/Dr. Ila Berman                          Director  June 15, 2000
------------------------
Dr. Ila Berman

/s/Dr. Gregory K. Slater                   Director  June 15, 2000
------------------------
Dr. Gregory K. Slater

/s/Dr. Izchak Barzilay                     Director  June 15, 2000
------------------------
Dr. Izchak Barzilay

Bonnie D. Walton                           Director  June 15, 2000
------------------------
Bonnie D. Walton